As filed with the Securities and Exchange Commission on August 22, 2008

Registration Statement No. 333-144938

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

POST-EFFECTIVE AMENDMENT NO. 1 ON FORM S-3

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EAGLE ROCK ENERGY PARTNERS, L.P.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	68-0629883
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

16701 Greenspoint Park Drive, Suite 200

Houston, Texas 77060

(281) 408-1200

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Alfredo Garcia

16701 Greenspoint Park Drive, Suite 200

Houston, Texas 77060

(281) 408-1200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Barry Davis

Thomas R. Lamme

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, which shall be automatic upon filing.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common units representing limited partner interests	18,574,496(1)	— (1)	— (1)	— (1)

(1)	The aggregate number of common units representing limited partner interests being registered in this offering includes 3,770,706 common units registered previously, in accordance with Rule 429, on Form S-1 (File No. 333-140370) for which securities remain unsold and for which the fee was paid previously on that registration statement. With respect to the remaining common units representing limited partner interests being registered in this offering, all fees were paid previously.

Pursuant to Rule 429(a) under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus and also relates to 3,770,706 common units in aggregate amount registered and remaining unsold under Registrant’s Registration Statement on Form S-1 (No. 333-140370). Pursuant to Rule 429(b), this Registration Statement also constitutes a Post-Effective Amendment to Registration Statement No. 333-140370, which post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. If securities previously registered under that Registration Statement are offered and sold before the effective date of this Registration Statement, the amount of previously registered securities so sold will not be included in the prospectus hereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Post-Effective Amendment No. 1 on Form S-3 relates solely to the common units initially registered by the registrant on the Registration Statement on Form S-1 (File No. 333-144938, which acts as an effective Post-Effective Amendment to No. 333-140370) declared effective by the Securities and Exchange Commission on December 11, 2007. This Post-Effective Amendment No. 1 on Form S-3 is being filed to convert such Registration Statement on Form S-1 into a Registration Statement on Form S-3 and to update the information in such Registration Statement for the information included in the registrant’s annual report on Form 10-K for the year ended December 31, 2007 and the registrant’s quarterly reports on Form 10-Q for the quarters ended March 31, 2008 and June 30, 2008. All filing fees payable in connection with the registration of these securities were previously paid in connection with the filing of the original registration statements relating to the resale of the common units.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION PRELIMINARY PROSPECTUS DATED AUGUST 22, 2008

PROSPECTUS

18,574,496 Common Units

Representing Limited Partner Interests

This prospectus relates to up to 18,574,496 common units of limited partner interests of Eagle Rock Energy Partners, L.P., which may be offered for sale by the selling unitholders named in this prospectus. The selling unitholders acquired the common units offered by this prospectus in private equity purchases. We are registering the offer and sale of the common units to satisfy registration rights we have granted.

We are not selling any common units under this prospectus and will not receive any proceeds from the sale of common units by the selling unitholders. The common units to which this prospectus relates may be offered and sold from time to time directly from the selling unitholders or alternatively through underwriters or broker-dealers or agents. The common units may be sold in one or more transactions, at fixed prices, at prevailing market prices at the time of sale or at negotiated prices. Please read “Plan of Distribution.”

Because all of the common units being offered under this prospectus are being offered by selling unitholders, we cannot currently determine the price or prices at which our common units may be sold under this prospectus. Our common units are traded on the NASDAQ Global Select Market under the trading symbol “EROC.” The last reported sale of our common units on the NASDAQ Global Select Market on August 21, 2008 was at a price of $15.10 per common unit. Future prices will likely vary from that price and these sales may not be indicative of prices at which our common units will trade.

Investing in our common units involves risks.  You should read the section entitled “Risk Factors” beginning on page 13 of this prospectus and the information incorporated by reference to this prospectus, for a discussion of certain risk factors that you should consider when investing in our common units.

You should rely only on the information contained in or incorporated by reference into this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2008.

PROSPECTUS SUMMARY

This summary highlights information contained herein and incorporated by reference in this prospectus. It is not complete and does not contain all of the information you may wish to consider before investing in our common units. We urge you to read this entire prospectus and the information incorporated herein by reference carefully, including the “Risk Factors” beginning on page 13 of this prospectus and the financial statements incorporated by reference in this prospectus from our annual report on Form 10-K for the year ended December 31, 2007 and from our quarterly reports on Form 10-Q.

References in this prospectus to “Eagle Rock Energy Partners, L.P.,” “Eagle Rock,” “we,” “our,” “us” or like terms, when used in a pre-IPO context, refer to Eagle Rock Pipeline, L.P. and its subsidiaries. When used in a post-IPO context, the present tense or prospectively, those terms refer to Eagle Rock Energy Partners, L.P. and its subsidiaries. References to “Natural Gas Partners” refer to Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. in the context of any description of our investors, and in other contexts refer to Natural Gas Partners, L.L.C. d/b/a NGP Energy Capital Management, which manages a series of energy investment funds, including Natural Gas Partners VII, L.P. and Natural Gas Partners VIII, L.P. References to the “NGP Investors” refer to Natural Gas Partners and some of our directors and current and former members of our management team. References to “Holdings” or “Eagle Rock Holdings” refer to Eagle Rock Holdings, L.P., our largest holder of our securities, which is owned by the NGP Investors.

In connection with our acquisition of Montierra Acquisition, J.A. Mills became the Chief Executive Officer and Chairman of the Board of Eagle Rock Energy G&P, LLC, which is the general partner of our general partner, which we sometimes refer to as “G&P.” Mr. Mills remains as chief executive officer and manager of Montierra Management LLC, which is controlled by Natural Gas Partners and which is the general partner of Montierra Minerals & Production, L.P. References in this prospectus to “Montierra” refer to both Montierra Management LLC and Montierra Minerals & Production, L.P. Unless stated otherwise, when we refer to “affiliates of our general partner”, we are not referring to Montierra, which is under common control with us through Natural Gas Partners’ control of Montierra. Additionally, any description of incentive distribution rights in this prospectus is qualified by the fact that in connection with the Montierra Acquisition, Holdings conveyed an equity interest to Montierra that tracks 39.34% of the economic interest in the incentive distribution rights. See Item 13 “Certain Relationships and Related Transactions, and Director Independence” in our annual report on Form 10-K for the year ended December 31, 2007 for a discussion of the transaction.

We have provided definitions for some of the industry terms used in this prospectus in the “Glossary of Oil and Natural Gas Terms” beginning on page iii of our annual report on Form 10-K for the year ended December 31, 2007.

Eagle Rock Energy Partners, L.P.

Overview

We are a growth-oriented publicly traded Delaware limited partnership engaged in the following three businesses:

•	Midstream Business — gathering, compressing, treating, processing, transporting and selling natural gas, fractionating and transporting natural gas liquids, or NGLs;

•	Upstream Business — acquiring, developing and producing oil and natural gas working interests; and

•	Minerals Business — acquiring and managing fee minerals and royalty interests.

Our objective is to generate stable, growing cash distributions for our unitholders. To do so, we focus on achieving operational excellence in our businesses and executing accretive low-risk acquisitions and organic growth opportunities. We are uniquely positioned as a publicly-traded partnership, or master limited partnership (“MLP”), that is engaged in both midstream and upstream sectors of the oil and natural gas value chain, and one of a small group of MLPs that are engaged in the minerals business.

We have an experienced management team with expertise in gathering and processing natural gas, operating oil and natural gas properties and assets, managing mineral interests, and evaluating and executing acquisition opportunities. Our MLP structure gives us a lower cost of capital through the avoidance of double taxation of our earnings. Our diversification across our three businesses was adopted to broaden the spectrum of potential acquisition opportunities, give us an advantage in acquiring assets that have a combination of midstream and upstream assets, provide us with a natural hedge on a portion of our natural gas throughput volumes in our upstream business (to the extent of the volumes of natural gas purchased under our natural gas purchase agreements in our midstream business), and exploit vertical integration synergies in selected regions of our operations.

Our midstream business is strategically located in three significant natural gas producing regions: (i) the Texas Panhandle; (ii) East Texas/Louisiana; and (iii) South Texas. These three regions are productive, mature, long-lived natural gas producing basins that are currently experiencing significant drilling activity. Eagle Rock’s natural gas gathering systems within these regions represent approximately 4,800 miles of natural gas gathering pipelines with approximately 2,500 well connections and approximately 466 MMcf/d of plant processing capacity in 16 natural gas processing plants, with 125,500 horsepower, and averaging 349 MMcf/d of gathered volumes and averaging 267 MMcf/d of processed volumes during 2007.

Our upstream business has long-lived, high working interest properties located primarily in the Southern Alabama (where we also operate the associated gathering and processing assets), East Texas, and South Texas regions. In December 2007, these working interest properties included 74 operated productive wells and 80 non-operated wells with net production of approximately 5,600 Boe/d and proved reserves of approximately 39 Bcf of natural gas, 7.3 MMBbls of crude oil, and 5.7 MMBbls of natural gas liquids, of which 91% are proved developed producing. The reserve life index is approximately 9.7 years.

Our minerals business has a diversified set of fee mineral and royalty interests comprised of interest in over 5.6 million gross mineral acres (430,000 net mineral acres) and interests in over 2,500 productive wells across 17 states. As of December 31, 2007, these interests had proved reserves of approximately 5.4 Bcf of natural gas and 2.8 MMBbls of crude oil (100% proved developed producing). These interests produced an average of approximately 1,100 Boe/d (net to our interest).

Relationship to Natural Gas Partners

We are affiliated with Natural Gas Partners, a leading private equity capital source for the energy industry. Natural Gas Partners owns a significant equity position in Eagle Rock Holdings, L.P., which owns 2,187,871 common units and 20,691,495 subordinated units and all of the equity interests in our general partner. Historically, we have benefited from increased exposure to acquisition opportunities through our affiliation with Natural Gas Partners, including the consummation of several transactions with portfolio companies of Natural Gas Partners. We expect that our relationship with Natural Gas Partners will continue to provide us with several significant benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals with a successful track record of investing in energy assets. Founded in 1988, Natural Gas Partners is among the oldest of the private equity firms that specialize in the energy industry. Through its family of nine institutionally-backed investment funds, Natural Gas Partners has sponsored over 130 portfolio companies and has controlled invested capital and additional commitments totaling $7 billion.

Business Strategies

Our primary business objective is to increase our cash distributions per unit over time. We intend to accomplish this objective by continuing to execute the following business strategies:

•

Pursuing acquisitions. We have grown significantly through acquisitions and will continue to employ a disciplined acquisition strategy that capitalizes on the operational experience of our management team as well as bring new expertise to the Partnership. We believe that the extensive experience of our management team in acquiring and operating natural gas gathering /processing assets, oil and gas properties and mineral assets will enable us to continue to successfully identify and complete acquisitions that will enhance our profitability and increase our operating capacity. Due to our unique structure and expertise of managing midstream, mineral and upstream assets, we can pursue acquisitions that involve all three types of assets and thereby provide a seller the ability to complete a sale in a single transaction. We focus our acquisition efforts on assets that we believe are best-suited to accomplish our objective of delivering stable and growing distributions; specifically, we seek properties with the following characteristics:

Midstream Business Asset Criteria:

•	Low decline rates — In order to provide a platform for stable and growing distributions, we seek midstream assets that have low production decline rates.

•

High level of drilling activity behind our Midstream Business assets — We seek a balance of future development potential and current production rate. The current production rate is important to ensure that the acquisition will immediately provide adequate cash flow so that distributions can be increased, but the active drilling is necessary to ensure that production declines can be offset by additional well connects or recompletions.

•	Complementary to existing assets — We seek assets that are complementary to our existing asset base that provide operating cost savings, diversified market outlets and diversified customer base.

•	Operations — we prefer to operate the properties we own. This allows us greater flexibility with respect to future capital investments and allows us to better manage the risks associated with them.

Upstream and Mineral Segments Asset Criteria:

•	Low decline rates — In order to provide a platform for stable and growing distributions, we seek upstream assets that have low production decline rates.

•

Relatively high level of developed reserves — We seek a balance of future development potential and current production rate. The current production rate is important to ensure that the acquisition will immediately provide adequate cash flow so that distributions can be increased, but the undeveloped potential is necessary to ensure that production declines can be offset by additional drilling and recompletions.

•

Relatively low risk development — We avoid investment opportunities that require significant exploration activities. Although we cannot guarantee future distributions, we have attempted to structure our Partnership to deliver stable distributions to our investors; we do not believe that this objective is compatible with a high level of exploration activity.

•

Oil/gas balance — We diversify our hydrocarbon mix in order to avoid exposure to excessive price swings in one commodity. Although we use financial hedges to protect the cash flows of our existing production, a significant drop in the price of a commodity could result in a significant reduction in the profitability of drilling activities that are focused on that commodity.

•	Wellbore diversification — We attempt to avoid situations in which a single negative event could result in a significant impact to our cash flows.

•	Operations — we prefer to operate the properties we own. This allows us greater flexibility with respect to future capital investments and allows us to better manage the risks associated with them.

The primary measures we use to assess the success of our acquisition program are distribution accretion, reserve life index, and internal rate of return.

•

Maximizing the profitability of our existing assets. In our Midstream segment, we intend to maximize the profitability of our existing assets by marketing, and contracting with new customers to add new volumes of natural gas to our gathering and processing systems. We also strive to provide superior customer service while undertaking additional initiatives to enhance utilization, minimize excess processing capacity and improve operating efficiencies across our midstream assets. In our Upstream segment, we will utilize best practices and technologies to improve the recoveries of oil and gas from our existing wellbores as well as focus on reducing our overall operating expenses in our upstream business. We manage our assets in a manner to maximize the amount of hydrocarbons we can profitably extract. We pursue these opportunities at a measured pace to attempt to maintain constant or slightly growing production rates and cash flows.

The performance measures we use to assess the success of our production enhancement activities are distribution accretion, internal rate of return, and unit operating cost.

•

Expanding our operations through organic growth projects. In our Midstream Segment, we intend to leverage our existing infrastructure and customer relationships by expanding our existing asset base to meet new or increased demand for midstream services and infill drilling and recompletions in our Upstream Segment. In our Upstream Segment, infill drilling and recompletions are the source of organic growth. We employ sound petroleum engineering practices to identify and quantify these opportunities, and pursue them in a manner that reduces risk and cost.

We measure the success of these projects by their distribution accretion, unit development cost, and internal rate of return.

•

Continuing to reduce our exposure to commodity price risk. We intend to continue to operate our business in a manner that reduces our exposure to commodity price risk. We manage our portfolio of equity volumes from our three lines of business as a single portfolio. As a result, the volumes of natural gas that we purchase in conjunction with our midstream keep whole contracts are more than offset by our long natural gas position associated with midstream percent-of-proceeds contracts, our upstream assets, and our mineral interests. We use a variety of hedging instruments to accomplish our risk management objectives, and have hedged substantially all of our expected equity volumes through 2009.

•

Maintaining a disciplined financial policy. We will continue to pursue a disciplined financial policy by maintaining a prudent capital structure, managing our exposure to interest rate and commodity price risk and conservatively managing our cash reserves. We are committed to maintaining a balanced capital structure, which will allow us to use our available capital to selectively pursue accretive investment opportunities.

Competitive Strengths

We believe that we are well positioned to execute our business strategies successfully because of the following competitive strengths:

•

We have an experienced, knowledgeable management team with a proven record of performance. Our management team has a proven record of enhancing value through the investment in, and the acquisition, exploitation and integration of, natural gas midstream, mineral and upstream assets. Our senior management team has an average of over 25 years of industry-related experience. Our team’s extensive experience and contacts within the energy industry provide a strong foundation for managing and enhancing our operations, accessing strategic acquisition opportunities and constructing new assets. Members of our senior management team have a substantial economic interest in us. We have a staff of engineers, geologists, commercial, operational and support staff who are experts at drilling and operating oil and gas wells and managing gathering and processing assets.

•

We have sufficient financial flexibility to pursue significant acquisitions — We currently have approximately $357 million of available capacity under our credit facility, and the ability to expand the facility by an additional $20 million. We also believe that we have ample access to capital markets to raise additional funds for future acquisitions; however, we recognize that the availability of capital has been reduced due to recent events surrounding the crisis in the sub-prime mortgage market. We expect conditions in the capital markets to continue to be challenging in 2008, but also feel the tightening of capital availability has reduced the competition for acquisitions. This should create opportunities to purchase properties on more attractive terms.

•

We are affiliated with NGP. We expect that our relationship with NGP will provide us with several significant benefits, including increased exposure to acquisition opportunities and access to a significant group of transactional and financial professionals with a successful track record of investing in midstream assets.

History

Our Partnership, formed in May 2006, is the legal successor to Eagle Rock Pipeline, L.P. which continues to exist in our organization. ONEOK Texas Field Services, L.P. is considered to be our predecessor and is referred to as “Eagle Rock Predecessor” because of the substantial size of the operations of ONEOK Texas Field Services, L.P. as compared to Eagle Rock Pipeline, L.P. and the fact that all of Eagle Rock Pipeline, L.P.’s operations at the time of the acquisition of ONEOK Texas Field Services, L.P. related to an investment that was managed and operated by others. References to “Eagle Rock Pipeline” refer to Eagle Rock Pipeline, L.P., which is the acquirer of Eagle Rock Predecessor and the entity contributed to Eagle Rock Energy Partners, L.P. in connection with our initial public offering. For a description of our history of acquisitions and growth by organic projects, see our annual report on Form 10-K for the year ended December 31, 2007.

Our Three Lines of Business and Our Six Operating Segments

We are a growth-oriented publicly traded Delaware limited partnership engaged in the following three businesses:

•	Midstream Business — gathering, compressing, treating, processing, transporting and selling natural gas, fractionating and transporting natural gas liquids, or NGLs;

•	Upstream Business — acquiring, developing and producing oil and natural gas property interests; and

•	Minerals Business — acquiring and managing fee minerals and royalty interests.

We report on our businesses in six accounting segments. For a further description of our business and information on our six reporting segments, see our annual report on Form 10-K for the year ended December 31, 2007.

Ownership

Below is a table which shows Eagle Rock’s ownership as of August 15, 2008, on a percentage basis for all outstanding securities, including common units, unvested restricted common units currently outstanding under our 2006 Long-Term Incentive Plan, general partner units and subordinated units. To the extent the Partnership issues additional equity securities after the date of this prospectus, including restricted common units under our Long-Term Incentive Plan, the percentages set forth below will change. We will not update this prospectus each time additional equity securities are issued.

Ownership of Eagle Rock Energy Partners, L.P.

Common Unitholders (not including Holdings and Montierra)	62.60%
Eagle Rock Holdings, L.P. Common and Subordinated Units	31.28%
Montierra Minerals & Production Entities common units	3.90%
Common Units under LTIP (unvested)	1.07%
General Partner Interest	1.15%

Total	100.00%

Risk Factors

An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited partnership structure and the tax characteristics of our common units. Please read carefully the risks described under Risk Factors, starting on page 13 of this prospectus.

Management of Eagle Rock Energy Partners, L.P.

Eagle Rock Energy GP, L.P., our general partner, has sole responsibility for conducting our business and for managing our operations. Because our general partner is a limited partnership, its general partner, Eagle Rock Energy G&P, LLC, conducts our business and operations, and the board of directors and executive officers of Eagle Rock Energy G&P, LLC makes decisions on our behalf. Neither our general partner nor any of its affiliates receive any management fee or other compensation in connection with the management of our business, but they are entitled to reimbursement for all direct and indirect expenses they incur on our behalf.

Neither our general partner nor the board of directors of Eagle Rock Energy G&P, LLC is elected by our unitholders. Unlike shareholders in a publicly traded corporation, our unitholders are not entitled to elect the directors of Eagle Rock Energy G&P, LLC. Because of its ownership of a majority interest in Eagle Rock Holdings, L.P., Natural Gas Partners has the right to elect all of the members of the board of directors of Eagle Rock Energy G&P, LLC. References herein to the officers or directors of our general partner refer to the officers and directors of Eagle Rock Energy G&P, LLC. In addition, certain references to our general partner refer to Eagle Rock Energy GP, L.P. and Eagle Rock Energy G&P, LLC, collectively.

As is common with publicly traded limited partnerships and in order to maximize operational flexibility, we conduct our operations through subsidiaries. We have several direct subsidiaries, including Eagle Rock Pipeline, L.P., a limited partnership, that will conduct business through themselves and their subsidiaries.

Natural Gas Partners, which controls our general partner, is headquartered in Irving, Texas. Founded in 1988, Natural Gas Partners is among the oldest of the private equity firms that specialize in the energy industry. Through its family of nine institutionally-backed investment funds, Natural Gas Partners has sponsored over 130 portfolio companies and has controlled invested capital and additional commitments totaling $7 billion.

Our General Partner’s Rights to Receive Distributions

1.15% General Partner Interest. Our general partner is entitled to receive 1.15% of our declared quarterly cash distributions. This percentage is based on the total number of common units outstanding, including the currently outstanding restricted common units issued under our 2006 Long–Term Incentive Plan. The general partner’s interest in these distributions is reduced when we issue additional units and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its then current general partner interest. Unless stated otherwise, all references in this prospectus to the general partner’s 1.15% general partner interest or right to receive 1.15% of cash distributions (and references to other percentages that are derived by using 1.15% as a component thereof) are presented as if the general partner elected to make additional capital contributions to maintain its 1.15% general partner interest and right to receive 1.15% of these cash distributions.

Incentive Distributions. In addition to its 1.15% general partner interest, our general partner holds the incentive distribution rights, which are non-voting limited partner interests that represent the right to receive an increasing percentage of quarterly distributions of available cash as higher target distribution levels of cash have been distributed to the unitholders. The following table shows how our available cash from operating surplus is allocated among our unitholders and the general partner as higher target distribution levels are met:

	Total Quarterly Distribution per Unit	Marginal Percentage Interest in Distribution*
	Target Distribution Level	Unitholders	General Partner Interest
Minimum Quarterly Distribution	$0.3625	98.85%	1.15%
First Target Distribution	Up to $0.4169	98.85%	1.15%
Second Target Distribution	Above $0.4169 up to $0.4531	85.85%	14.15%
Third Target Distribution	Above $0.4531 up to $0.5438	75.85%	24.15%
Thereafter	Above $0.5438	50.85%	49.15%

*	Presented assuming there are no arrearages on common units; presented as if our general partner maintains (and continues to maintain) its 1.15% current general partner interest and right to receive 1.15% of cash distributions; and presented assuming our general partner continues to own the incentive distribution rights.

For a more detailed description of the incentive distribution rights, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner Interest and Incentive Distribution Rights.”

Summary of Conflicts of Interest and Fiduciary Duties

General. Eagle Rock Energy GP, L.P., our general partner, has a legal duty to manage us in a manner beneficial to holders of our common units and subordinated units. This legal duty originates in statutes and judicial decisions and is commonly referred to as a “fiduciary duty.” The officers and directors of Eagle Rock Energy G&P, LLC also have fiduciary duties to manage Eagle Rock Energy G&P, LLC and our general partner in a manner beneficial to their owners. As a result of this relationship, conflicts of interest may arise in the future between us and holders of our common units and subordinated units, on the one hand, and our general partner and its affiliates on the other hand. For example, our general partner will be entitled to make determinations that affect our ability to make cash distributions, including determinations related to:

•	the manner in which our business is operated;

•	the level and amount of our borrowings;

•	the amount, nature and timing of our capital expenditures;

•	asset purchases and sales and other acquisitions and dispositions; and

•	the amount of cash reserves necessary or appropriate to satisfy general, administrative and other expenses and debt service requirements, and otherwise provide for the proper conduct of our business.

These determinations will have an effect on the amount of cash distributions we make to the holders of common units, which in turn has an effect on whether our general partner receives incentive cash distributions as discussed above.

Partnership Agreement Modifications to Fiduciary Duties. Our partnership agreement limits the liability and reduces the fiduciary duties of our general partner to holders of our common units and subordinated units. Our partnership agreement also restricts the remedies available to holders of our common units and subordinated units for actions that might otherwise constitute a breach of our general partner’s fiduciary duties owed to holders of our common units and subordinated units. By purchasing a common unit, the purchaser agrees to be bound by the terms of our partnership agreement and, pursuant to the terms of our partnership agreement, each holder of common units consents to various actions contemplated in the partnership agreement and conflicts of interest that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

Our general partner’s affiliates may engage in competition with us. Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in our partnership agreement, Eagle Rock Holdings and the NGP Investors are not prohibited from engaging in, and are not required to offer us the opportunity to engage in, other businesses or activities, including those that might be in direct competition with us.

For a more detailed description of the conflicts of interest and fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties.”

Recent Developments

On August 15, 2008, Mr. Darin G. Holderness resigned as senior vice president and chief financial officer of G&P and was replaced by Mr. Alfredo Garcia, who previously served as our interim chief financial officer from December 28, 2007 to May 19, 2008. Mr. Garcia also continues to serve as our senior vice president — corporate development.

On April 30, 2008, we completed the acquisition of all of the issued and outstanding shares of capital stock of Stanolind Oil and Gas Corp. (the “Stanolind”), for an aggregate purchase price of $81.8 million, subject to a working capital adjustment and other customary purchase price adjustments. The purchase price was based on a reserve report dated December 31, 2007, for the oil and natural gas properties being acquired.

Stanolind operates crude oil and natural gas producing properties in the Permian Basin, primarily in Ward, Crane and Pecos Counties, Texas. The assets conveyed in this transaction include an estimated 290 producing wells (as of December 31, 2007) with an estimated net production of 850 Boe/d (as of April 1, 2008) and an estimated proved reserves of 6.7 MMBoe (as of December 31, 2007), of which 47% is proved developed producing.

One or more Natural Gas Partners private equity funds, which directly or indirectly owns a majority of the equity interests in Stanolind Holdings, L.P., is an affiliate of Eagle Rock and is the majority owner of the sole owner of G&P, which is the general partner of Eagle Rock Energy GP, L.P., which is our general partner. Because of the potential conflict of interest between the interests of the Company and the public unitholders of Eagle Rock, our board of directors authorized our Conflicts Committee to review, evaluate, and, if determined appropriate, approve the Stanolind Acquisition. The Conflicts Committee, consisting of independent directors of the board, determined that the Stanolind Acquisition was fair and reasonable to us and our public unitholders and recommended to the board that the transaction be approved and authorized.

Material Weaknesses in Internal Control over Financial Reporting

During the evaluation of disclosure controls and procedures and our internal control over financial reporting as of December 31, 2007, conducted during the preparation of our financial statements, which were included in our Annual Report on Form 10-K for the year ended December 31, 2007, our management identified material weaknesses in internal control over financial reporting relating to our (a) Internal Control Environment, (b) Period End Financial Reporting, and (c) Midstream Cost of Natural Gas and Natural Gas Liquids. Upon identification of the material weaknesses and under the direction of our principal executive officer and principal financial officer, we developed a comprehensive plan to remediate the material weaknesses. During 2008, we have taken steps to remediate these identified material weakness and continue to evaluate our internal control over financial reporting.

For a detailed description of our remediation efforts and the status of our identified material weaknesses, see our reports filed under the Securities Exchange Act of 1934, as amended, under Commission File Number 001-33016, specifically our quarterly reports on Form 10-Q, each of which includes a specific update under Part I, Item 4 “Controls and Procedures”.

Principal Executive Offices and Internet Address

Our principal executive offices are located at 16701 Greenspoint Park Drive, Suite 200, Houston, TX 77060 and our telephone number is (281) 408-1200. Our website is located at www.eaglerockenergy.com. We make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, which we refer to as the SEC, available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

The Offering

Common units offered by selling unitholders	18,574,496 common units.

Units outstanding as of August 15, 2008	51,611,978 common units, including 787,947 unvested restricted common units issued under our 2006 Long-Term Incentive Plan, and 20,691,495 subordinated units.

Use of proceeds	We will not receive any proceeds from sales of common units by the selling unitholders.

Cash distributions	Our general partner has adopted a cash distribution policy that requires us to pay cash distributions at an initial distribution rate of $0.3625 per common unit per quarter ($1.45 per common unit on an annualized basis) to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates, such as general and administrative expenses associated with being a publicly traded partnership. Our ability to pay cash distributions at this initial distribution rate is subject to various restrictions and other factors described in more detail under the caption “Our Cash Distribution Policy and Restrictions on Distributions.”

Our partnership agreement requires us to distribute all of our cash on hand at the end of each quarter, less reserves established by our general partner. We refer to this cash as “available cash,” and we define its meaning in our partnership agreement. Our partnership agreement also requires that we distribute all of our available cash from operating surplus each quarter in the following manner (assuming a 1.15% general partner interest):

•	first, 98.85% to the holders of common units and 1.15% to our general partner, until each common unit has received a minimum quarterly distribution of $0.3625 plus any arrearages from prior quarters;

•	second, 98.85% to the holders of subordinated units and 1.15% to our general partner, until each subordinated unit has received a minimum quarterly distribution of $0.3625; and

•	third, 98.85% to all unitholders, pro rata, and 1.15% to our general partner, until each unit has received a distribution of $0.4169.

If cash distributions to our unitholders exceed $0.4169 per common unit in any quarter, our general partner will receive, in addition to distributions on its 1.15% general partner interest, increasing percentages, up to 48%, of the cash we distribute in excess of that amount. We refer to these distributions as “incentive distributions.” Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Subordinated units	Eagle Rock Holdings, L.P. owns all of our subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, holders of the subordinated units are entitled to receive the minimum quarterly distribution of $0.3625 per unit only after the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Subordinated units will not accrue arrearages.

Conversion of subordinated units	The subordination period will end on the first business day after we have earned and paid at least $1.45 (the minimum quarterly distribution on an annualized basis) on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four quarter periods ending on or after September 30, 2009. Alternatively, the subordination period will end on the first business day after we have earned and paid at least $0.5438 per quarter (150% of the minimum quarterly distribution, which is $2.175 on an annualized basis) on each outstanding limited partner unit and general partner unit for any four consecutive quarters ending on or after September 30, 2007.

In addition, the subordination period will end upon the removal of our general partner other than for cause if the units held by our general partner and its affiliates are not voted in favor of such removal.

When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages.

Issuance of additional units	We can issue an unlimited number of units without the consent of our unitholders. Please read “Units Eligible for Future Sale” and “The Partnership Agreement — Issuance of Additional Securities.”

Limited voting rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, you will have only limited voting rights on matters affecting our business. You will have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. Our general partner and its affiliates own an aggregate of 48.0% of our common and subordinated units (including unvested restricted common units currently issued under our 2006 Long-Term Incentive Plan) and our general partner units. This gives our general partner the ability to prevent its involuntary removal. Please read “The Partnership Agreement — Voting Rights.”

Limited call right	If at any time our general partner and its affiliates own more than 80% of the outstanding common units, our general partner has the right, but not the obligation, to purchase all of the remaining common units at a price not less than the then-current market price of the common units.

Estimated ratio of taxable income to distributions	We estimate that if you purchase common units from a selling unitholder and own the common units through December 31, 2008, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than the amount of cash distributed to you with respect to that period. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Ratio of Taxable Income to Distributions.”

Material tax consequences	For a discussion of other material federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material Tax Consequences.”

Exchange listing	Our common units are listed on the NASDAQ Global Select Market under the symbol “EROC.”

RISK FACTORS

Limited partner interests are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses.

If any of the identified risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. In that case, we might not be able to pay the minimum quarterly distribution, or any distributions on our common units, the trading price of our common units could decline and you could lose all or part of your investment.

We hereby incorporate by this reference the information set forth in the section entitled Item 1A “Risk Factors” from our annual report on Form 10-K for the year ended December 31, 2007, beginning on page 35, and any subsequently filed annual reports on Form 10-K and our quarterly reports on Form 10-Q. You should carefully consider all of the material risks described therein before making a decision to invest in our securities.

FORWARD-LOOKING STATEMENTS

This prospectus may include or may incorporate by reference “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this report that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. For a complete description of these risks, please see our risk factors set forth below and under Item 1A “Risk Factors” in our annual reports on Form 10-K, and our quarterly reports on Form 10-Q. These factors include but are not limited:

•	Drilling and exploration risks;

•	Assumptions underlying oil and natural gas reserve levels;

•	Commodity prices;

•	Hedging activities;

•	Ability to obtain credit and access capital markets;

•	Conditions in the securities and/or capital markets;

•	Future processing volumes and throughput;

•	Loss of significant customers;

•	Availability and cost of processing and transportation;

•	Competition in the oil and natural gas industry;

•

Relevant legislative or regulatory changes, including retroactive royalty or production tax regimes, changes in environmental regulation, environmental risks and liability under federal, state and foreign environmental laws and regulations;

•	Ability to make favorable acquisitions and integrate operations from such acquisitions;

•	Shortages of personnel and equipment;

•	Increases in interest rates;

•	Creditworthiness of our counterparties;

•	Weather, including the occurrence of any adverse weather conditions and/or natural disasters affecting our business; and

•

Any other factors that impact or could impact the exploration of oil or natural gas resources, including but not limited to the geology of a resource, the total amount and costs to develop recoverable reserves, legal title, regulatory, natural gas administration, marketing and operations factors relating to the extraction of oil and natural gas.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common units offered under this prospectus. Any proceeds from the sale of common units offered under this prospectus will be received by the selling unitholders.

CAPITALIZATION

The following table shows the historical cash and capitalization of Eagle Rock Energy Partners, L.P. as of June 30, 2008. We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical financial statements and the accompanying notes included elsewhere in this prospectus or incorporated by reference into this prospectus. You should also read this table in conjunction with Item 2 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the three months ended March 31, 2008.

As of June 30, 2008 Historical ($ in millions)
Cash(1)	$43.5

Debt	$623.0
Total partners’ capital	$415.7

Total capitalization	$1,038.7

(1)	Represents cash balance net of Due to Affiliate balance ($21.1 million) as of June 30, 2008.

PRICE RANGE OF COMMON UNITS AND DISTRIBUTIONS

Our common units have been listed on the Nasdaq Global Select Market under the symbol “EROC.” The following table sets forth the high and low sales prices of our common units as reported by the Nasdaq Global Select Market, as well as the amount of cash distributions paid per quarter from our initial public offering date, October 24, 2006, through the most recent quarter ended prior to the date of this prospectus.

Quarter Ended	High	Low	Distribution per Unit		Record Date	Payment Date
December 31, 2006	$20.70	$17.50	$0.2679	(1)	Feb. 7, 2007	Feb. 15, 2007

March 31, 2007	$20.88	$18.56	$0.3625		May 7, 2007	May 15, 2007
June 30, 2007	$25.62	$20.50	$0.3625		Aug. 8, 2007	Aug. 14, 2007
September 30, 2007	$27.64	$19.75	$0.3675		Nov. 8, 2007	Nov. 14, 2007
December 31, 2007	$23.23	$16.71	$0.3925		Feb. 11, 2008	Feb. 14, 2008

March 31, 2008	$18.71	$12.90	$0.4000		May 9, 2008	May 15, 2008
June 30, 2008	$17.96	$14.26	$0.4100		Aug. 8, 2008	Aug. 14, 2008

(1)	Represents a prorated distribution to the common unitholders from the IPO date of October 24, 2006 through December 31, 2006.

We have also issued 20,691,495 subordinated units, for which there is no established market. There is one holder of record of our subordinated units as of the date of this prospectus.

The last reported sale price of our common units on the Nasdaq Global Select Market on August 21, 2008, was $15.10. As of June 20, 2008, there were 296 holders of record and approximately 9,000 beneficial owners of our common units.

OUR CASH DISTRIBUTION POLICY AND RESTRICTIONS ON DISTRIBUTIONS

You should read the following discussion of our cash distribution policy in conjunction with the specific assumptions included in this section or in the information incorporated into this prospectus. In addition, you should read “Forward-Looking Statements” and “Risk Factors” starting on page 13 for information regarding statements that do not relate strictly to historical or current facts and certain risks inherent in our business.

For additional information regarding our historical operating results, you should refer to our historical financial statements included in our annual report on Form 10-K for the year ended December 31, 2007, in our quarterly reports on Form 10-Q for the three months ended March 31, 2008 and the three months ended June 30, 2008, and in our annual reports on Form 10-K and quarterly reports on Form 10-Q filed after the date of this prospectus, which are incorporated into this prospectus.

The discussion in this section uses our ownership percentages as of August 15, 2008.

General

Rationale for Our Cash Distribution Policy. Our cash distribution policy reflects a basic judgment that our unitholders will be better served by our distributing our cash available after expenses and reserves rather than retaining it. Because we believe we will generally finance any capital investments from external financing sources, we believe that our unitholders are best served by our distributing all of our available cash. Because we are not subject to an entity-level federal income tax, we have more cash to distribute to you than would be the case were we subject to tax. Our cash distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly.

Limitations on Cash Distributions; Our Ability to Change Our Cash Distribution Policy. There is no guarantee that unitholders will receive quarterly distributions from us. Our cash distribution policy may be changed at any time and is subject to certain restrictions, including the following:

•

Restrictions contained in our credit facility limit our ability to make distributions. Specifically, our credit facility contains material financial tests and covenants that we must satisfy. Our Annual Report on Form 10-K for the year ended December 31, 2007, contains a description of our credit facility. Should we be unable to satisfy these restrictions or if we are otherwise in default under our credit facility, we would be prohibited from making cash distributions to you notwithstanding our stated cash distribution policy.

•

The board of directors of our general partner will have the authority to make all determinations related to the reimbursement of expenses incurred by the general partner and its affiliates and the establishment of reserves for the prudent conduct of our business and for future cash distributions to our unitholders. Our partnership agreement provides that our general partner will be entitled to make these determinations subject only to the requirement that it act in good faith. The reimbursement of expenses incurred by our general partner and its affiliates and the establishment of those reserves could result in a reduction in cash distributions to you from levels we currently anticipate pursuant to our stated distribution policy.

•

Even if our cash distribution policy is not modified or revoked, the amount of distributions we pay under our cash distribution policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement.

•

Under Section 17-607 of the Delaware Revised Uniform Limited Partnership Act, we may not make a distribution to you if the distribution would cause our liabilities to exceed the fair value of our assets.

•

We may lack sufficient cash to pay distributions to our unitholders due to increases in our general and administrative expense, principal and interest payments on our outstanding debt, tax expenses including the new entity-level taxation in the State of Texas, working capital requirements and anticipated cash needs.

Our Ability to Grow is Dependent on Our Ability to Access External Expansion Capital. Our intention is to distribute all of our available cash to our unitholders; however, from time to time Holdings, the holder of our subordinated units, may waive its right to distributions on the subordinated units. As a result, we expect that we will rely primarily upon external financing sources, including commercial bank borrowings and the issuance of debt and equity securities, to fund our acquisitions and expansion capital expenditures. To the extent we are unable to finance growth externally, our cash distribution policy will significantly impair our ability to grow. In addition, because we distribute all of our available cash, our growth may not be as fast as businesses that reinvest their available cash to expand ongoing operations. To the extent we issue additional units in connection with any acquisitions or expansion capital expenditures, the payment of distributions on those additional units may increase the risk that we will be unable to maintain or increase our per unit distribution level. There are no limitations in our partnership agreement or our credit facility on our ability to issue additional units, including units ranking senior to the common units. The incurrence of additional commercial borrowings or other debt to finance our growth strategy would result in increased interest expense, which in turn may impact the available cash that we have to distribute to our unitholders.

Our Initial Distribution Rate

Our board of directors of our general partner has adopted a policy pursuant to which, provided we have sufficient available cash, we will declare an initial quarterly distribution equal to the minimum quarterly distribution of $0.3625 per unit per complete quarter (or $1.45 per unit per year on an annualized basis), which quarterly distribution will be paid no later than 45 days after the end of each fiscal quarter, beginning with the quarter ending December 31, 2006.

Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

–	provide for the proper conduct of our business;

–	comply with applicable law, any of our debt instruments or other agreements; or

–	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

Our ability to make cash distributions at the initial distribution rate pursuant to this policy will be subject to the factors described above under the caption “— Limitations on Cash Distributions and Our Ability to Change Our Cash Distribution Policy.”

A quarterly distribution of $0.3625 per unit equates to an aggregate cash distribution of $26.5 million per quarter or $106.1 million per year, in each case based on the number of common units, subordinated units, restricted units issued under our Long Term Incentive Plan and general partner units outstanding as of the date of this prospectus.

The table below sets forth the number of outstanding common units, subordinated units, restricted units issued under our Long Term Incentive Plan and general partner units as of the date of this prospectus and the aggregate distribution amounts payable on such units during the year following the closing of our initial public offering at our initial distribution rate of $0.3625 per common unit per quarter ($1.45 per common unit on an annualized basis).

	Number of Units	Minimum Quarterly Distributions
		One Quarter	Four Quarters
		($ in thousands)
Publicly held common units, including the selling unitholders	48,636,160	$17,631	$70,522
Common units held by Eagle Rock Holdings, L.P.	2,187,871	793	3,172
Subordinated units held by Eagle Rock Holdings, L.P.	20,691,495	7,501	30,003
Unvested restricted units issued under LTIP	787,947	286	1,143
1.15% general partner interest(a)	844,551	306	1,225

Total	73,148,024	$26,517	$106,065

(a)	Assumes the general partner’s 1.15% interest, which reflects the amount of restricted units currently outstanding under our LTIP, remains the same. The general partner’s 1.15% interest in these distributions will be reduced if we issue additional units in the future and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its 1.15% general partner interest.

The subordination period will end on the first business day after we have earned and paid at least $1.45 (the minimum quarterly distribution on an annualized basis) on each outstanding limited partner unit and general partner unit for any three consecutive, non-overlapping four quarter periods ending on or after September 30, 2009.

Alternatively, the subordination period will end on the first business day after we have earned and paid at least $0.5438 per quarter (150% of the minimum quarterly distribution, which is $2.175 on an annualized basis) on each outstanding limited partner unit and general partner unit for any four consecutive quarters ending on or after September 30, 2007.

In addition, the subordination period will end if our general partner is removed without cause and the units held by our general partner and its affiliates are not voted in favor of such removal. When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis, and the common units will no longer be entitled to arrearages. Please read the “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

If distributions on our common units are not paid with respect to any fiscal quarter at the minimum distribution rate, our unitholders will not be entitled to receive such payments in the future except that, to the extent we have available cash in any future quarter during the subordination period in excess of the amount necessary to make cash distributions to holders of our common units at the minimum distribution rate, we will use this excess available cash to pay these deficiencies related to prior quarters before any cash distribution is made to holders of subordinated units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions — Subordination Period.”

We do not have a legal obligation to pay distributions at our minimum distribution rate or at any other rate except as provided in our partnership agreement. Our distribution policy is consistent with the terms of our partnership agreement, which requires that we distribute all of our available cash quarterly. Under our partnership agreement, available cash is defined to generally mean, for each fiscal quarter, cash generated from our business in excess of the amount of reserves our general partner determines is necessary or appropriate to provide for the conduct of our business, to comply with applicable law, any of our debt instruments or other agreements or to provide for future distributions to our unitholders for any one or more of the upcoming four quarters. Our general partner has the authority to determine the amount of our available cash for any quarter. Our partnership agreement provides that certain determination made by our general partner in its capacity as our general partner, including determinations of available cash and expenses and the establishment of reserves, must be made in good faith and that such determination will not be subject to any other standard imposed by our partnership agreement, the Delaware limited partnership statute or any other law, rule or regulation or principles of equity. Our partnership agreement provides that, in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

The provisions of our partnership agreement relating to our cash distribution policy may not be modified or repealed without amending our partnership agreement; however, the actual amount of our cash distributions for any quarter is subject to fluctuations based on the amount of cash we generate from our business and the amount of reserves our general partner establishes in accordance with our partnership agreement as described above. Our partnership agreement may be amended with the approval of our general partner and holders of a majority of our outstanding common units voting together as a class.

Our general partner is entitled to 1.15% of all distributions that we make prior to our liquidation. The general partner’s 1.15% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not elect to contribute a proportionate amount of capital to us to maintain its 1.15% general partner interest.

We will pay our distributions on or about the 15th of each February, May, August and November to holders of record on or about the 7th of each such month. If the distribution date does not fall on a business day, we will make the distribution on the business day immediately preceding the indicated distribution date.

PROVISIONS OF OUR PARTNERSHIP

AGREEMENT RELATING TO CASH DISTRIBUTIONS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Distributions of Available Cash

General. Our partnership agreement requires that, within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2006, we distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash. Available cash, for any quarter, consists of all cash on hand at the end of that quarter:

•	less the amount of cash reserves established by our general partner to:

–	provide for the proper conduct of our business;

–	comply with applicable law, any of our debt instruments or other agreements; or

–	provide funds for distributions to our unitholders and to our general partner for any one or more of the next four quarters;

•	plus, if our general partner so determines, all or a portion of cash on hand on the date of determination of available cash for the quarter.

Intent to Distribute the Minimum Quarterly Distribution. We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3625 per unit, or $1.45 per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses, including payments to our general partner. However, there is no guarantee that we will pay the minimum quarterly distribution on the units in any quarter. Even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner, taking into consideration the terms of our partnership agreement. We anticipate that we will be prohibited from making any distributions to unitholders if it would cause an event of default, or an event of default is existing, under our credit agreement. Please read “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Capital Requirements — Revolving Credit Facility” in our Annual Report on Form 10-K for the year ended December 31, 2007, for a discussion of the restrictions included in our credit agreement that may restrict our ability to make distributions.

General Partner Interest and Incentive Distribution Rights. As of August 15, 2008, our general partner is entitled to 1.15% of all quarterly distributions that we make prior to our liquidation. This general partner interest will be represented by 844,551 general partner units. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its current general partner interest. The general partner’s 1.15% interest in these distributions may be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its 1.15% general partner interest.

Our general partner also currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 48%, of the cash we distribute from operating surplus (as defined below) in excess of $0.4169 per unit per quarter in addition to its general partner interest. The maximum distribution of 48% is in addition to distributions paid to our general partner on its general partner interest. The maximum distribution of 48% does not include any distributions that our general partner may receive on units that it owns.

Operating Surplus and Capital Surplus

General. All cash distributed to unitholders will be characterized as either “operating surplus” or “capital surplus.” Our partnership agreement requires that we distribute available cash from operating surplus differently than available cash from capital surplus.

Operating Surplus. Operating surplus consists of:

•

an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter (or with respect to the period commencing on the closing of our initial public offering and ending on December 31, 2006, it means the product of (a)(i) $1.45 multiplied by (ii) a fraction of which the numerator is the number of days in such period and the denominator is 92 multiplied by (b) the number of common units, subordinated units and general partner units outstanding on the record date with respect to such period), and with respect to any other quarter, it means the product of (a) $1.45 and (b) the number of common units, subordinated units and general partner units outstanding on the record date with respect to such quarter); plus

•

all of our cash receipts after the closing of our initial public offering, excluding cash from borrowings, sales of equity and debt securities, sales or other dispositions of assets outside the ordinary course of business, the termination of interest rate swap agreements, capital contributions or corporate reorganizations or restructurings; less

•

all of our operating expenditures after the closing of our initial public offering, including maintenance capital expenditures, but excluding the repayment of borrowings (other than working capital borrowings) and growth capital expenditures or transaction expenses (including taxes) related to interim capital transactions; less

•	the amount of cash reserves established by our general partner to provide funds for future operating expenditures.

Any increase in operating surplus pursuant to the first bullet point under the caption “— Operating Surplus” above in respect of an increase in the quarterly distribution rate per unit, an increase in the number of units outstanding or other action with respect to outstanding units shall only be effective from and after the quarter in which such increase or other action occurs, and shall not be effective retroactively. In addition, the maximum amount included in operating surplus pursuant to such first bullet point during the term of the partnership shall not exceed four times the amount needed for any one quarter to pay a distribution on all of our units (including general partner units) and the incentive distribution rights at the highest distribution rate per unit (as adjusted for any split or combination of units) paid on outstanding units as of the date such determination is made.

Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets, to maintain the existing production levels or operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing equity or system volumes and related cash flows. Growth capital expenditures represent capital expenditures made to expand or to increase the efficiency of the existing production or operating capacity of our assets or to expand the operating capacity or revenues of existing or new assets, whether through construction or acquisition. Costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets or lease operating costs associated with our upstream operations will be treated as operations and maintenance expenses as we incur them. Our partnership agreement provides that our general partner determines how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures.

Capital Surplus. Capital surplus consists of:

•	borrowings;

•	sales of our equity and debt securities; and

•

sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions. Our partnership agreement requires that we treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the closing of our initial public offering equals the operating surplus as of the most recent date of determination of available cash. Our partnership agreement requires that we treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. As reflected above, operating surplus includes an amount equal to four times the amount needed for any one quarter for us to pay a distribution on all of our units (including the general partner units and restricted units granted under our Long Term Incentive Plan) and the incentive distribution rights at the same per-unit amount as was distributed in the immediately preceding quarter. This amount, which equals $106.1 million, does not reflect actual cash on hand that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to this amount of cash we receive in the future from non-operating sources, such as borrowings, issuances of securities, and asset sales, that would otherwise be distributed as capital surplus. We do not anticipate that we will make any distributions from capital surplus. The characterization of cash distributions as operating surplus versus capital surplus does not result in a different impact to unitholders for federal tax purposes. Please read “Material Tax Consequences — Tax Consequences of Unit Ownership — Treatment of Distributions” for a discussion of the tax treatment of cash distributions.

Subordination Period

General. Our partnership agreement provides that, during the subordination period (which we define below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3625 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units.

Subordination Period. The subordination period will extend until the first business day after each of the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common units, subordinated units and general partner units equaled or exceeded the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•

the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common and subordinated units and general partner units during those periods on a fully diluted basis during those periods; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

Alternatively, the subordination period will end the first business day after the following tests are met:

•

distributions of available cash from operating surplus on each of the outstanding common and subordinated units equaled or exceeded $0.5438 per quarter (150% of the minimum quarterly distribution) for the four-quarter period immediately preceding the date;

•

the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding the date equaled or exceeded the sum of $0.5438 (150% of the minimum quarterly distribution) on each of the outstanding common and subordinated units during that period on a fully diluted basis and on the related general partner interest during those periods; and

•	there are no arrearages in payment of the minimum quarterly distributions on the common units.

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions of available cash. Further, if the unitholders remove our general partner other than for cause and no units held by our general partner and its affiliates are voted in favor of such removal:

•	the subordination period will end and each subordinated unit will immediately convert into one common unit;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•	our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests.

Adjusted Operating Surplus. Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes net drawdowns of reserves of cash generated in prior periods. Adjusted operating surplus consists of:

•

operating surplus generated with respect to that period (excluding any amounts attributable to the item described in the first bullet point under “— Operating Surplus and Capital Surplus — Operating Surplus” above); plus

•	any net decrease made in subsequent periods in cash reserves for operating expenditures initially established with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus during the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner (assuming a 1.15% general partner interest):

•

first, 98.85% to the common unitholders, pro rata, and 1.15% to the general partner, until we distribute for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

•

second, 98.85% to the common unitholders, pro rata, and 1.15% to the general partner, until we distribute for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 98.85% to the subordinated unitholders, pro rata, and 1.15% to the general partner, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.15% general partner interest and that we do not issue additional classes of equity securities.

Distributions of Available Cash from Operating Surplus after the Subordination Period

Our partnership agreement requires that we make distributions of available cash from operating surplus for any quarter after the subordination period in the following manner (assuming a 1.15% general partner interest):

•	first, 98.85% to all unitholders, pro rata, and 1.15% to the general partner, until we distribute for each outstanding unit an amount equal to the minimum quarterly distribution for that quarter; and

•	thereafter, in the manner described in “General Partner Interest and Incentive Distribution Rights” below.

The preceding discussion is based on the assumptions that our general partner maintains its 1.15% general partner interest and that we do not issue additional classes of equity securities.

General Partner Interest and Incentive Distribution Rights

Our partnership agreement provides that our general partner will be entitled to 1.15% of all distributions, as of August 15, 2008, that we make prior to our liquidation. Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 1.15% general partner interest if we issue additional units. Our general partner’s 1.15% interest, and the percentage of our cash distributions to which it is entitled, may be proportionately reduced as we issue additional units in the future and as our general partner does not contribute a proportionate amount of capital to us in order to maintain its then current general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its then current general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Incentive distribution rights represent the right to receive an increasing percentage (13%, 23% and 48%) of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest, subject to restrictions in the partnership agreement.

The following discussion assumes that the general partner maintains its 1.15% general partner interest, that there are no arrearages on common units and that the general partner continues to own the incentive distribution rights.

If for any quarter:

•	we have distributed available cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•

we have distributed available cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution; then, our partnership agreement requires that we distribute any additional available cash from operating surplus for that quarter among the unitholders and the general partner in the following manner (assuming a 1.15% general partner interest):

•	first, 98.85% to all unitholders, pro rata, and 1.15% to the general partner, until each unitholder receives a total of $0.4169 per unit for that quarter (the “first target distribution”);

•	second, 85.85% to all unitholders, pro rata, and 14.15% to the general partner, until each unitholder receives a total of $0.4531 per unit for that quarter (the “second target distribution”);

•	third, 75.85% to all unitholders, pro rata, and 24.15% to the general partner, until each unitholder receives a total of $0.5438 per unit for that quarter (the “third target distribution”); and

•	thereafter, 50.85% to all unitholders, pro rata, and 49.15% to the general partner.

Percentage Allocations of Available Cash from Operating Surplus

The following table illustrates the percentage allocations of available cash from operating surplus between the unitholders and our general partner based on the specified target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of our general partner and the unitholders in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the unitholders and the general partner for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below for our general partner include its 1.15% general partner interest and assume our general partner has contributed any additional capital to maintain its 1.15% general partner interest and has not transferred its incentive distribution rights.

	Total Quarterly Distribution per Unit Target Amount	Marginal Percentage Interest in Distributions*
		Unitholders	General Partner
Minimum Quarterly Distribution	$0.3625	98.85%	1.15%
First Target Distribution	up to $0.4169	98.85%	1.15%
Second Target Distribution	above $0.4169 up to $0.4531	85.85%	14.15%
Third Target Distribution	above $0.4531 up to $0.5438	75.85%	24.15%
Thereafter	above $0.5438	50.85%	49.15%

*	Assuming there are no arrearages on common units and that our general partner maintains its 1.15% general partner interest and continues to own the incentive distribution rights.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made. Our partnership agreement requires that we make distributions of available cash from capital surplus, if any, in the following manner (assuming a 1.15% general partner interest):

•

first, 98.85% to all unitholders, pro rata, and 1.15% to the general partner, until we distribute for each common unit that was issued in our initial public offering, an amount of available cash from capital surplus equal to the initial public offering price;

•

second, 98.85% to the common unitholders, pro rata, and 1.15% to the general partner, until we distribute for each common unit, an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

Effect of a Distribution from Capital Surplus. Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from the initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution after any of these distributions are made, it may be easier for the general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we distribute capital surplus on a unit issued in our initial public offering in an amount equal to the initial unit price, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels will be reduced to zero. Our partnership agreement specifies that we then make all future distributions from operating surplus, with 50% being paid to the holders of units and 50% to the general partner. The percentage interests shown for our general partner assumes its 1.15% general partner interest and assume the general partner has not transferred the incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, our partnership agreement specifies that the following items will be proportionately adjusted:

•	the minimum quarterly distribution;

•	target distribution levels;

•	the unrecovered initial unit price;

•	the number of common units issuable during the subordination period without a unitholder vote; and

•	the number of common units into which a subordinated unit is convertible.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level, the number of common units issuable during the subordination period without unitholder vote would double and each subordinated unit would be convertible into two common units. Our partnership agreement provides that we not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if legislation is enacted or if existing law is modified or interpreted by a governmental taxing authority, so that we become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, our partnership agreement specifies that the minimum quarterly distribution and the target distribution levels for each quarter may be reduced by multiplying each distribution level by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus the general partner’s estimate of our aggregate liability for the quarter for such income taxes payable by reason of such legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

General. If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the general partner, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of outstanding common units to a preference over the holders of outstanding subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their unrecovered initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights of the general partner.

Manner of Adjustments for Gain. The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will allocate any gain to the partners in the following manner (assuming a 1.15% general partner interest):

•	first, to the general partner and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, 98.85% to the common unitholders, pro rata, and 1.15% to the general partner, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•

third, 98.85% to the subordinated unitholders, pro rata, and 1.15% to the general partner until the capital account for each subordinated unit is equal to the sum of: (1) the unrecovered initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•

fourth, 98.85% to all unitholders, pro rata, and 1.15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that we distributed 98.85% to the unitholders, pro rata, and 1.15% to the general partner, for each quarter of our existence;

•

fifth, 85.85% to all unitholders, pro rata, and 14.15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that we distributed 85.85% to the unitholders, pro rata, and 14.15% to the general partner for each quarter of our existence;

•

sixth, 75.85% to all unitholders, pro rata, and 24.15% to the general partner, until we allocate under this paragraph an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the second target distribution per unit that we distributed 75.85% to the unitholders, pro rata, and 24.15% to the general partner for each quarter of our existence; and

•	thereafter, 50.85% to all unitholders, pro rata, and 49.15% to the general partner.

The percentage interests set forth above for our general partner assume its 1.15% general partner interest and assume the general partner has not transferred the incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

Manner of Adjustments for Losses. If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to the general partner and the unitholders in the following manner (assuming a 1.15% general partner interest):

•

first, 98.85% to holders of subordinated units in proportion to the positive balances in their capital accounts and 1.15% to the general partner, until the capital accounts of the subordinated unitholders have been reduced to zero;

•

second, 98.85% to the holders of common units in proportion to the positive balances in their capital accounts and 1.15% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

Adjustments to Capital Accounts. Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for tax purposes, unrecognized gain or loss resulting from the adjustments to the unitholders and the general partner in the same manner as we allocate gain or loss upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner which results, to the extent possible, in the general partner’s capital account balances equaling the amount which they would have been if no earlier positive adjustments to the capital accounts had been made.

SELLING UNITHOLDERS

This prospectus covers the offering for resale of up to 18,574,496 common units by selling unitholders. Unless otherwise indicated, each of the selling unitholders acquired its common units in connection with a private placement of securities by our predecessor Eagle Rock Pipeline, L.P. in March 2006 and our other private transaction in June 2006 that were exchanged for our common units upon the closing of our initial public offering on October 24, 2006, as consideration in the Montierra and Laser Acquisitions, described in our annual report on Form 10-K for the year ended December 31, 2007, and in a private placement by us in May 2007. All transactions were completed in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) under Section 4(2) of the Securities Act or Regulation D as promulgated under the Securities Act.

No offer or sale may be made by a unitholder unless that unitholder is listed in the table below. The selling unitholders may sell all, some or none of the common units covered by this prospectus. Please read “Plan of Distribution.” We will bear all costs, fees and expenses incurred in connection with the registration of the common units offered by this prospectus. Brokerage commissions and similar selling expenses, if any, attributable to the sale of common units will be borne by the selling unitholders.

No such sales may occur under this prospectus unless the selling unitholder has notified us of his or her intention to sell our common units and this prospectus has been declared effective by the SEC, and remains effective at the time such selling unitholder offers or sells such common units. We are required to update this prospectus to reflect material developments in our business, financial position and results of operations.

The following table sets forth, the name of each selling unitholder, the number of common units beneficially owned and the percentage of units outstanding owned by each selling unitholder prior to the offering, the number of common units being offered for each selling unitholder’s account, and the amount to be owned and the percentage of common units outstanding owned by each selling unitholder following the completion of the offering (assuming each selling unitholder sells all of the common units covered by this prospectus). The percentages of common units outstanding have been calculated based on 51,611,978 units outstanding as of August 15, 2008. Unless otherwise indicated, the selling unitholders have held no position or office or had any other material relationship with us or any of our affiliates or predecessors, other than as a unitholder, during the past three years.

We have been advised, as noted below in the footnotes to the table, one of the selling unitholders is a broker-dealer and five of the selling unitholders are affiliates of broker-dealers. We have been advised that each of such selling unitholders identified as an affiliate of a broker-dealer purchased our units in the ordinary course of business, not for resale or distribution, and that none of such selling unitholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the units. Further, we inform that the selling unitholder identified as a broker-dealer, Lehman Bros, Inc., is deemed to be an underwriter.

We have prepared the table and the related notes based on information supplied to us by the selling unitholders. We have not sought to verify such information. Additionally, some or all of the selling unitholders may have sold or transferred some or all of the units listed below in exempt or non-exempt transactions since the date on which the information was provided to us. Other information about the selling unitholders may change over time.

Selling Unitholder	Number of Units that may be Sold	Percentage of Units Outstanding	Number of Units Outstanding after Offering	Percentage of Units Outstanding after Offering
Agile Performance Fund, LLC(1) ††	9,230	*	—	—
Credit Suisse Management LLC(2) ††	900,000	1.74%	—	—
Curtis Stevens	14,967	*	—	—
Dale Harper	72,967	*	—	—
Gary Hollowell	36,822	*	—	—
GPS High Yield Equities Fund, L.P.(3)	34,725	*	—	—
GPS MLP Fund, L.P.(3)	98,885	*	—	—
GPS New Equity Fund, L.P.(3)	708,790	1.37%	—	—
Greg Montgomery	44,748	*	—	—
GSO Special Situations Fund LP(4)	948,141	1.84%	—	—
HSH Nordbank AG, Cayman Islands Branch(5)	568,885	1.11%	—	—
I.J. “Chip” Berthelot, II	456,610	*	—	—
I.J. “Chip” Berthelot, II as Custodian for Amanda Marie Berthelot under the Texas Uniform Transfer to Minors Act(6)	5,672	*	—	—
I.J. “Chip” Berthelot, II as Custodian for Iris J. Berthelot III under the Texas Uniform Transfer to Minors Act(6)	5,672	*	—	—
I.J. “Chip” Berthelot, II as Custodian for Jennifer Lynn Berthelot under the Texas Uniform Transfer to Minors Act(6)	5,672	*	—	—
I.J. “Chip” Berthelot, II as Custodian for Lauren Nicole Berthelot under the Texas Uniform Transfer to Minors Act(6)	5,672	*	—	—
Kenmont Onshore Fund, L.P.(7)	94,815	*	—	—
Ladonna M. Combs	2,836	*	—	—
Laser Midstream Energy II, LLC(8)	631,579	1.22%	—	—
Lehman Brothers Inc.(9) †	692,401	1.34%	—	—
Lehman Brothers MLP Opportunity Fund L.P.(10) ††	1,098,901	2.13%	—	—
Montierra Management LLC(11)	28,491	*	—	—
Montierra Minerals & Production, L.P.(12)	2,820,578	5.47%	—	—
New Mountain Vantage, L.P.(13)	207,500	*	—	—
New Mountain Vantage (California), L.P.(13)	207,100	*	—	—
New Mountain Vantage (Texas), L.P.(13)	191,900	*	—	—
NGP 2004 Co-Investment Income, L.P(14)	3,433,674	6.65%	—	—
NGP Co-Investment Income Capital Corp.(14)	107,657	*	—	—
RAMOT Capital, LLC(15)	139,677	*	—	—
Randy Newcomer, Jr.	18,441	*	—	—
RCH Energy MLP Fund, L.P.(16)	1,098,901	2.13%	—	—
RCH Energy Opportunity Fund I, L.P.(17)	718,339	1.39%	—	—
Royal Bank of Canada(18) ††	1,207,710	2.34%	—	—
Skeleton Lake, LLC(19)	13,274	*	—	—
Stephenson Equity Company(20)	379,256	*	—	—
Steve Loy	36,822	*	—	—
Steven and Laura S. Adams	54,992	*	—	—
Structured Finance Americas LLC(21) ††	384,617	*	—	—
Swank MLP Convergence Fund, LP(22)	379,256	*	—	—
Thomas K. Odenwelder	62,498	*	—	—
Tortoise Capital Resources Corporation(23)	474,071	*	—	—
W. Tim Sexton	6,917	*	—	—
ZLP Fund, L.P.(24)	164,835	*	—	—

Total	18,574,496

*	Less than one percent.

†	This unitholder is a broker-dealer registered under the Section 15 of the Securities Exchange Act of 1934, as amended.

††	This unitholder is an affiliate of a broker-dealer registered under the Section 15 of the Securities Exchange Act of 1934, as amended.

(1)	Neal R. Greenberg is the Managing Member of Agile Group, LLC, which is the General Partner of this selling unitholder. By virtue of his position with Agile Group, LLC, Mr. Greenberg is deemed to hold investment over and voting control over the units held by this unitholder. The unitholder is an affiliate of Agile Securities Inc., a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(2)	Shawn Sullivan is the Managing Director of Credit Suisse Group, which is the sole shareholder of Credit Suisse (USA), Inc., which is the sole Member of this selling unitholder. By virtue of his position with Credit Suisse Group, Mr. Sullivan is deemed to hold investment power and voting control over the units held by this unitholder. The unitholder is an affiliate of Credit Suisse Securities (USA) LLC, a Broker-Dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(3)	Brett S. Messing and Steven A. Sugarman are members of GPS Partners L.L.C., which is the General Partner of and investment advisor to this selling unitholder. By virtue of their position with GPS Partners L.L.C., Mr. Messing and Mr. Sugarman are deemed to hold investment power and voting control over the units held by this unitholder.

(4)	Matthew W. Quigley is the Senior Vice President of GSO Associates LLC, which is the General Partner of this selling unitholder. By virtue of his position with GSO Associates LLC, Mr. Quigley is deemed to hold investment power and voting control over the units held by this unitholder.

(5)	Thomas Emmons, Senior Vice President, and Rohan Singh, Senior Vice President of HSH Nordbank AG, Cayman Islands Branch, are deemed to hold shared investment power and voting power over the units held by this selling unitholder.

(6)	I.J. “Chip” Berthelot, II is deemed to hold shared investment power and voting control over the units held by this selling unitholder.

(7)	John Harkrider is the Chief Financial Officer of Kenmont Investment Management, L.P., which is the Investment Manager of this selling unitholder. By virtue of his position with Kenmont Investment Management, L.P., Mr. Harkrider is deemed to hold investment power and voting control over the units held by this selling unitholder.

(8)	Laser Midstream Company, LLC is the managing manager of Laser Midstream Energy II, LLC. I.J. “Chip” Berthelot is the president of Laser Midstream Company, LLC and is deemed to hold investment power and voting control over the units held by this selling unitholder.

(9)	Walter Maloney, Managing Director; Tom Regazzi, Vice President, and Matias Bercun, associate of Lehman Brothers Inc., are deemed to hold investment power and voting control over the units held by this unitholder. This unitholder is a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(10)	Michael Cannon, Kyriacos Loupis, and Jeffrey Wood of Lehman Brothers MLP Opportunity Fund L.P. are deemed to hold investment owner and voting control over the units held by this unitholder. This unitholder is an affiliate of Lehman Brothers Inc., a broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended.

(11)	Joseph A. Mills is Chief Executive Officer and Chairman of the Board of Eagle Rock Energy G&P, LLC, as well as serving as Chief Executive Officer and manager of Montierra Management LLC and thus may also be deemed to hold voting, dispositive, and other investment power over the common units.

(12)	Joseph A. Mills is Chief Executive Officer and Chairman of the Board of Eagle Rock Energy G&P, LLC, as well as serving as Chief Executive Officer and manager of Montierra Management LLC, the general partner of Montierra Minerals & Production, L.P., and thus may also be deemed to hold voting, dispositive, and other investment power over the common units.

(13)	New Mountain Vantage Advisors, L.L.C. acts as the investment advisor and manager of this unitholder. By virtue of this relationship, Steven B. Klinsky, managing member of New Mountain Vantage Advisors, L.L.C., is deemed to hold investment power and voting control over the units held by this unitholder.

(14)	Kenneth A. Hersh is a director of Eagle Rock Energy G&P, LLC and is an Authorized Member of the ultimate general partner of this unitholder, and thus may also be deemed to hold investment power and voting control over the units held by this unitholder.

(15)	Carol Calhoun is the Chief Operating Officer of this selling unitholder and is deemed to hold investment power and voting control over the units held by this selling unitholder.

(16)	Robert Raymond is the sole member of RR Advisors, L.L.C. which is the investment advisor and General Partner to RCH Energy MLP Fund, L.P.; RCH Energy MLP Fund A, L.P.; and RCH Energy Opportunity Fund I, L.P. By virtue of his position with RR Advisors, L.L.C., Mr. Raymond is deemed to hold investment power and voting control over the units held by this unitholder.

(17)	Robert Raymond is the sole Member of RR Advisors, LLC, which is the General Partner of RCH Energy Opportunity Fund I GP, L.P., which is the General Partner of this selling unitholder. By virtue of his position with RR Advisors, LLC, Mr. Raymond is deemed to hold investment power and voting control over the units held by this unitholder.

(18)	David Weiner, Managing Director of Royal Bank of Canada, is deemed to hold investment power and voting control over the units held by this unitholder. This unitholder is an affiliate with the following broker-dealers registered under Section 15 of the Securities Exchange Act of 1934, as amended: RBC Capital Markets Corporation and RBC Dain Rauscher Inc.

(19)	Donna Weber is the sole general partner of this selling unitholder and is deemed to hold investment power and voting control over the units held by this selling unitholder.

(20)	Charles C. Stephenson, Jr. is a partner of this selling unitholder and is deemed to hold investment power and voting control over the units held by this selling unitholder.

(21)	Deutsche Bank AG, a German banking corporation, holds voting and dispositive power with respect to the shares held by the selling unitholder. Deutsche Bank Securities Inc., an affiliate of the selling unitholder, is a broker-dealer registered pursuant to Section 15(b) of the Securities Exchange Act of 1934 and a member of the NASD.

(22)	Jerry Swank is the Managing Partner of this selling unitholder and is deemed to hold investment power and voting control over the units held by this selling unitholder.

(23)	Tortoise Capital Advisors, LLC (“TCA”) serves as the investment advisor to the selling unitholder. Pursuant to the Investment Advisory Agreement entered into with the selling unitholder, TCA holds voting and dispositive power with respect to the units held by the selling unitholder. The investment committee of TCA is responsible for the investment management of the selling unitholder’s portfolio. The investment committee is comprised of H. Kevin Birzer, Zachary A. Hamel, Kenneth P. Malvey, Terry C. Matlack and David J. Schulte.

(24)	Stuart Zimmer and Craig Lucas as managing members of ZLP Fund, L.P. are deemed to share investment power and voting control over the units held by this unitholder.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its affiliates (for purposes of this section, including Eagle Rock Holdings, L.P. and its owners and Montierra Minerals & Production, L.P. and its owners) on the one hand, and our partnership and our limited partners, on the other hand. The directors and officers of Eagle Rock Energy G&P, LLC have fiduciary duties to manage our general partner in a manner beneficial to its owners. At the same time, Eagle Rock Energy G&P, LLC and our general partner have a fiduciary duty to manage our partnership in a manner beneficial to us and our unitholders.

Whenever a conflict arises between our general partner or its affiliates, on the one hand, and us or any other partner, on the other hand, our general partner will resolve that conflict. Our partnership agreement contains provisions that modify and limit our general partner’s fiduciary duties to our unitholders. Our partnership agreement also restricts the remedies available to unitholders for actions taken that, without those limitations, might constitute breaches of fiduciary duty.

Our general partner will not be in breach of its obligations under the partnership agreement or its fiduciary duties to us or our unitholders if the resolution of the conflict is:

•	approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval;

•	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	fair and reasonable to us, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to us.

Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of its board of directors. In connection with a situation involving a conflict of interest, any determination by our general partner involving the resolution of the conflict of interest must be made in good faith, provided that, if our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement provides that someone act in good faith, it requires that person to reasonably believe he is acting in the best interests of the partnership.

Conflicts of interest could arise in the situations described below, among others.

Transactions with NGP Affiliates.

Our general partner’s affiliates may engage in competition with us.

Our partnership agreement provides that our general partner will be restricted from engaging in any business activities other than those incidental to its ownership of interests in us. Except as provided in our partnership agreement, the owners of our general partner are not prohibited from engaging in, and are not required to offer us the opportunity to engage in, other businesses or activities, including those that might be in direct competition with us.

Our general partner and its affiliates are allowed to take into account the interests of parties other than us in resolving conflicts of interest.

Our partnership agreement contains provisions that reduce the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner and its affiliates to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include its limited call right, its voting rights with respect to the units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation of the partnership.

We will not have any employees and will rely on the employees of Eagle Rock Energy G&P, LLC and its affiliates.

Affiliates of our general partner and Eagle Rock Energy G&P, LLC may conduct businesses and activities of their own in which we will have no economic interest. If these separate activities are significantly greater than our activities, there could be material competition for the time and effort of the officers and employees who provide services to Eagle Rock Energy G&P, LLC and its affiliates.

Our general partner has limited its liability and reduced its fiduciary duties, and has also restricted the remedies available to our unitholders for actions that, without such limitations, might otherwise constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement:

•

provides that the general partner shall not have any liability to us or our unitholders for decisions made in its capacity as a general partner so long as it acted in good faith, meaning it believed that the decision was in the best interests of our partnership;

•

generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the conflicts committee of the board of directors of Eagle Rock Energy G&P, LLC and not involving a vote of unitholders must be on terms no less favorable to us than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to us, as determined by the general partner in good faith, and that, in determining whether a transaction or resolution is “fair and reasonable,” Eagle Rock Energy G&P, LLC may consider the totality of the relationships between the parties involved, including other transactions that may be particularly advantageous or beneficial to us; and

•

provides that our general partner and Eagle Rock Energy G&P, LLC and their officers and directors will not be liable for monetary damages to us, our limited partners or assignees for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that our general partner or those other persons acted in bad faith or engaged in fraud or willful misconduct.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval or with respect to which our general partner has sought conflicts committee approval, on such terms as it determines to be necessary or appropriate to conduct our business including, but not limited to, the following:

•

the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into our securities, and the incurring of any other obligations;

•	the purchase, sale or other acquisition or disposition of our securities, or the issuance of additional options, rights, warrants and appreciation rights relating to our securities;

•	the mortgage, pledge, encumbrance, hypothecation or exchange of any or all of our assets;

•	the negotiation, execution and performance of any contracts, conveyances or other instruments;

•	the distribution of our cash;

•	the selection and dismissal of employees and agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring;

•	the maintenance of insurance for our benefit and the benefit of our partners;

•

the formation of, or acquisition of an interest in, the contribution of property to, and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships;

•

the control of any matters affecting our rights and obligations, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

•	the indemnification of any person against liabilities and contingencies to the extent permitted by law;

•	the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over our business or assets; and

•	the entering into of agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Our partnership agreement provides that our general partner must act in “good faith” when making decisions on our behalf, and our partnership agreement further provides that in order for a determination by our general partner to be made in “good faith,” our general partner must believe that the determination is in our best interests. Please read “The Partnership Agreement — Voting Rights” for information regarding matters that require unitholder approval.

Our general partner determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuance of additional partnership securities and the creation, reduction or increase of reserves, each of which can affect the amount of cash that is distributed to our unitholders.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•	amount and timing of asset purchases and sales;

•	cash expenditures;

•	borrowings;

•	the issuance of additional units; and

•	the creation, reduction or increase of reserves in any quarter.

In addition, our general partner may use an amount, initially equal to $62.8 million, which would not otherwise constitute available cash from operating surplus, in order to permit the payment of cash distributions on its units and incentive distribution rights. All of these actions may affect the amount of cash distributed to our unitholders and the general partner and may facilitate the conversion of subordinated units into common units. Please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owned by the general partner to our unitholders, including borrowings that have the purpose or effect of:

•	enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•	hastening the expiration of the subordination period.

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permit us to borrow funds, which would enable us to make this distribution on all outstanding units. Please read “Provisions of Our Partnership Agreement Related to Cash Distributions — Subordination Period.”

Our partnership agreement provides that we and our subsidiaries may borrow funds from our general partner and its affiliates. Our general partner and its affiliates may not borrow funds from us, our operating company, or its operating subsidiaries.

Our general partner determines which costs incurred by it or Eagle Rock Energy G&P, LLC are reimbursable by us.

We will reimburse our general partner and its affiliates for costs incurred in managing and operating us, including costs incurred in rendering corporate staff and support services to us. The partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Our partnership agreement does not restrict our general partner from causing us to pay it or its affiliates for any services rendered to us or entering into additional contractual arrangements with any of these entities on our behalf.

Our partnership agreement allows our general partner to determine, in good faith, any amounts to pay itself or its affiliates for any services rendered to us. Our general partner may also enter into additional contractual arrangements with any of its affiliates on our behalf. Neither our partnership agreement nor any of the other agreements, contracts or arrangements between us, on the one hand, and our general partner and its affiliates, on the other hand, that went into effect as of the closing of our initial public offering were the result of arm’s-length negotiations. Similarly, agreements, contracts or arrangements between us and our general partner and its affiliates that are entered into in the future will not be required to be negotiated on an arm’s-length basis; although, in some circumstances, our general partner may determine that the conflicts committee of our general partner may make a determination on our behalf with respect to one or more of these types of situations.

Our general partner and its affiliates will have no obligation to permit us to use any facilities or assets of our general partner or its affiliates, except as may be provided in contracts entered into specifically dealing with that use. There is no obligation of our general partner or its affiliates to enter into any contracts of this kind.

Our general partner intends to limit its liability regarding our obligations.

Our general partner intends to limit its liability under contractual arrangements so that the other party has recourse only to our assets, and not against our general partner or its assets. The partnership agreement provides that any action taken by our general partner to limit its liability is not a breach of our general partner’s fiduciary duties, even if we could have obtained more favorable terms without the limitation on liability.

Our general partner may exercise its right to call and purchase common units if it and its affiliates own more than 80% of the common units.

Our general partner may exercise its right to call and purchase common units as provided in the partnership agreement or assign this right to one of its affiliates or to us. Our general partner is not bound by fiduciary duty restrictions in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement — Limited Call Right.”

Common unitholders will have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Our general partner decides whether to retain separate counsel, accountants or others to perform services for us.

The attorneys, independent accountants and others who have performed services for us regarding this offering have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the holders of common units in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict. We do not intend to do so in most cases.

Fiduciary Duties

Our general partner is accountable to us and our unitholders as a fiduciary. Fiduciary duties owed to unitholders by our general partner are prescribed by law and the partnership agreement. The Delaware Revised Uniform Limited Partnership Act, which we refer to in this prospectus as the Delaware Act, provides that Delaware limited partnerships may, in their partnership agreements, modify, restrict or expand the fiduciary duties otherwise owed by a general partner to limited partners and the partnership.

Our partnership agreement contains various provisions modifying and restricting the fiduciary duties that might otherwise be owed by our general partner. We have adopted these restrictions to allow our general partner or its affiliates to engage in transactions with us that would otherwise be prohibited by state-law fiduciary duty standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because our general partner’s board of directors will have fiduciary duties to manage our general partner in a manner beneficial to its owners, as well as to you. Without these modifications, the general partner’s ability to make decisions involving conflicts of interest would be restricted. The modifications to the fiduciary standards enable the general partner to take into consideration all parties involved in the proposed action, so long as the resolution is fair and reasonable to us. These modifications also enable our general partner to attract and retain experienced and capable directors. These modifications are detrimental to our common unitholders because they restrict the remedies available to unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permit our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interest. The following is a summary of the material restrictions of the fiduciary duties owed by our general partner to the limited partners:

State-law fiduciary duty standards	Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally prohibit a general partner of a Delaware limited partnership from taking any action or engaging in any transaction where a conflict of interest is present.

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards	Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in ‘good faith’ and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These standards reduce the obligations to which our general partner would otherwise be held.

In addition to the other more specific provisions limiting the obligations of our general partner, our partnership agreement further provides that our general partner and its officers and directors will not be liable for monetary damages to us, our limited partners or assignees for errors of judgment or for any acts or omissions unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that the general partner or its officers and directors acted in bad faith or engaged in fraud or willful misconduct.

Special provisions regarding affiliated transactions. Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not involving a vote of unitholders and that are not approved by the conflicts committee of the board of directors of our general partner must be:

•	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

•	“fair and reasonable” to us, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to us).

If our general partner does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, the board of directors, which may include board members affected by the conflict of interest, acted in good faith and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner would otherwise be held.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in the partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner or assignee to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

We must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We must also provide this indemnification for criminal proceedings unless our general partner or these other persons acted with knowledge that their conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement — Indemnification.”

DESCRIPTION OF THE COMMON UNITS

The Units

The common units and the subordinated units are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “Our Cash Distribution Policy and Restrictions on Distributions.” For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties. American Stock Transfer & Trust Company serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal. The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Each transferee:

•	represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our partnership agreement; and

•

gives the consents and approvals contained in our partnership agreement, such as the approval of all transactions and agreements that we are entering into in connection with our formation and our initial public offering.

A transferee will become a substituted limited partner of our partnership for the transferred common units automatically upon the recording of the transfer on our books and records. Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. The form of our partnership agreement is filed as an exhibit with the registration statement of which this prospectus is a part. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•	with regard to distributions of available cash, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions;”

•	with regard to the fiduciary duties of our general partner, please read “Conflicts of Interest and Fiduciary Duties;”

•	with regard to the transfer of common units, please read “Description of the Common Units — Transfer of Common Units;” and

•	with regard to allocations of taxable income and taxable loss, please read “Material Tax Consequences.”

Organization and Duration

Our partnership was organized in May 2006 and will have a perpetual existence.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, that our general partner shall not cause us to engage, directly or indirectly, in any business activity that the general partner determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of acquiring, drilling, producing, gathering, compressing, treating, processing, transporting and selling natural gas and the business of transporting and selling NGLs, our general partner has no current plans to do so and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder, by accepting the common unit, automatically grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our general partner the authority to amend, and to make consents and waivers under, our partnership agreement.

Cash Distributions

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its general partner interest and its incentive distribution rights. For a description of these cash distribution provisions, please read “Provisions of Our Partnership Agreement Relating to Cash Distributions.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “ — Limited Liability.”

Our general partner has the right, but not the obligation, to contribute a proportionate amount of capital to us to maintain its 1.15% general partner interest if we issue additional units. Our general partner’s interest, and the percentage of our cash distributions to which it is entitled, will be proportionately reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Our general partner will be entitled to make a capital contribution in order to maintain its general partner interest in the form of the contribution to us of common units based on the current market value of the contributed common units.

Voting Rights

The following is a summary of the unitholder vote required for the matters specified below. Matters requiring the approval of a “unit majority” require:

•

during the subordination period, the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and

•	after the subordination period, the approval of a majority of the common units voting as a class.

In voting their common and subordinated units, our general partner and its affiliates will have no fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “ — Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “ — Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “ — Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “ — Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to September 30, 2016 in a manner that would cause a dissolution of our partnership. Please read “ — Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. Please read “ — Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets, to such person. The approval of a majority of the common units, excluding common units held by the general partner and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to September 30, 2016. See “ — Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval required at any time. Please read “ — Transfer of Ownership Interests in the General Partner.”

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•

to take other action under the partnership agreement; constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in three states and we may have subsidiaries that conduct business in other states in the future. Maintenance of our limited liability as a limited partner of the operating partnership may require compliance with legal requirements in the jurisdictions in which the operating partnership conducts business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners for the obligations of a limited partner have not been clearly established in many jurisdictions. If, by virtue of our partnership interest in our operating partnership or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional partnership securities for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other partnership securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership securities that, as determined by our general partner, may have special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit the issuance by our subsidiaries of equity securities, which may effectively rank senior to the common units.

Upon issuance of additional partnership securities (other than the issuance of partnership securities issued in connection with a reset of the incentive distribution target levels relating to our general partner’s incentive distribution rights or the issuance of partnership securities upon conversion of outstanding partnership securities), our general partner will be entitled, but not required, to make additional capital contributions to the extent necessary to maintain its general partner interest in us. Our general partner’s interest in us will be reduced if we issue additional units in the future and our general partner does not contribute a proportionate amount of capital to us to maintain its general partner interest. Moreover, our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of the general partner and its affiliates, including such interest represented by common units and subordinated units, that existed immediately prior to each issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership securities.

Amendment of the Partnership Agreement

General. Amendments to our partnership agreement may be proposed only by or with the consent of our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld at its option.

The provision of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by our general partner and its affiliates). As of August 15, 2008, our general partner and its affiliates owned approximately 47.4% of the outstanding common and subordinated units, including unvested restricted common units currently issued under our 2006 Long–Term Incentive Plan.

No Unitholder Approval. Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•

a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor the operating partnership nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that our general partner determines to be necessary or appropriate for the authorization of additional partnership securities or rights to acquire partnership securities, including any amendment that our general partner determines is necessary or appropriate in connection with:

•

the adjustments of the minimum quarterly distribution, first target distribution, second target distribution and third target distribution in connection with the reset of our general partner’s incentive distribution rights as described under “Provisions of Our Partnership Agreement Relating to Cash Distributions — General Partner’s Right to Reset Incentive Distribution Levels;”

•

any modification of the incentive distribution rights made in connection with the issuance of additional partnership securities or rights to acquire partnership securities, provided that, any such modifications and related issuance of partnership securities have received approval by a majority of the members of the conflicts committee of our general partner;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•

any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and related changes;

•

conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect the limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval. Our general partner will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to the limited partners or result in our being treated as an entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any fiduciary duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interest of us or the limited partners.

In addition, the partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement, each of our units will be an identical unit of our partnership following the transaction, and the partnership securities to be issued do not exceed 20% of our outstanding partnership securities immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•

the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal following approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•	the action would not result in the loss of limited liability of any limited partner; and

•

neither our partnership, our operating partnership nor any of our other subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to liquidate our assets and apply the proceeds of the liquidation as described in “Provisions of Our Partnership Agreement Relating to Cash Distributions — Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to September 30, 2016 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after September 30, 2016, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than the general partner and its affiliates. In addition, the partnership agreement permits our general partner in some instances to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “— Transfer of General Partner Units” and “— Transfer of Incentive Distribution Rights.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority, voting as separate classes, may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “— Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units voting as a separate class, and subordinated units, voting as a separate class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates would give them the practical ability to prevent our general partner’s removal. As of August 15, 2008, our general partner and its affiliates owned 47.4% of the outstanding common and subordinated units (including unvested restricted common units currently issued under our 2006 Long–Term Incentive Plan).

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end, and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

In the event of removal of a general partner under circumstances where cause exists or withdrawal of a general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner for a cash payment equal to the fair market value of those interests. Under all other circumstances where a general partner withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•

another entity as part of the merger or consolidation of our general partner with or into another entity or the transfer by our general partner of all or substantially all of its assets to another entity, our general partner may not transfer all or any of its general partner units to another person prior to September 30, 2016 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability and tax matters.

Our general partner and its affiliates may at any time, transfer units to one or more persons, without unitholder approval, except that they may not transfer subordinated units to us.

Transfer of Ownership Interests in the General Partner

At any time, Eagle Rock Holdings, L.P. and its affiliates may sell or transfer all or part of its partnership interests in our general partner, or its membership interest in Eagle Rock Energy G&P, LLC, the general partner of our general partner, to an affiliate or third party without the approval of our unitholders.

Transfer of Incentive Distribution Rights

Our general partner or its affiliates or a subsequent holder may transfer its incentive distribution rights to an affiliate of the holder (other than an individual) or another entity as part of the merger or consolidation of such holder with or into another entity, the sale of all of the ownership interest in the holder or the sale of all or substantially all of its assets to, that entity without the prior approval of the unitholders; provided that, in the case of the sale of ownership interests in the holder, the initial holder of the incentive distribution rights continues to remain the general partner following such sale. Prior to September 30, 2016, other transfers of incentive distribution rights will require the affirmative vote of holders of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates. On or after September 30, 2016, the incentive distribution rights will be freely transferable.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Eagle Rock Energy GP, L.P. as our general partner or otherwise change our management. If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the prior approval of the board of directors of our general partner.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of that removal:

•	the subordination period will end and all outstanding subordinated units will immediately convert into common units on a one-for-one basis;

•	any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished; and

•

our general partner will have the right to convert its general partner units and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of those interests at that time.

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by our general partner, on at least 10 but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price as of the date three days before the date the notice is mailed.

•

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material Tax Consequences — Disposition of Common Units.”

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “— Issuance of Additional Securities.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units and as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our books and records. Except as described under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner, we may redeem the units held by the limited partner at their current market price. In order to avoid any cancellation or forfeiture, our general partner may require each limited partner to furnish information about his nationality, citizenship or related status. If a limited partner fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our general partner determines after receipt of the information that the limited partner is not an eligible citizen, the limited partner may be treated as a non-citizen assignee. A non-citizen assignee, is entitled to an interest equivalent to that of a limited partner for the right to share in allocations and distributions from us, including liquidating distributions. A non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in-kind upon our liquidation.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, member, partner, fiduciary or trustee of any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, member, partner, fiduciary or trustee of another person at the request of our general partner or any departing general partner; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless it otherwise agrees, our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•

information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each partner became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner believes in good faith is not in our best interests or that we are required by law or by agreements with third parties to keep confidential.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of Eagle Rock Energy GP, L.P. as general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and fees. Please read “Units Eligible for Future Sale.”

UNITS ELIGIBLE FOR FUTURE SALE

Eagle Rock Holdings holds an aggregate of 2,187,871 common units and 20,691,495 subordinated units. All of the subordinated units will convert into common units at the end of the subordination period and some may convert earlier. In connection with the acquisition of certain assets from Montierra Minerals & Production, L.P. on April 30, 2007, we issued 6,390,400 common units, subject to adjustments. On May 3, 2007, we issued 1,407,895 common units in connection with the acquisition of Laser Midstream Energy, L.P. and 7,005,495 common units to third-party investors in a private placement. On June 18, 2007, we issued 789,474 common units related to the MacLondon Acquisition subject to adjustments. On July 31, 2007, we issued 5,118,191 common units related to the EAC and Redman acquisitions and 9,230,770 common units to third-party investors in a private placement. Pursuant to registration rights granted in relation to the Laser and Montierra acquisitions, as well as the holders in both private placements, we were required to register these common units for resale. We originally filed a registration statement with a prospectus dated December 11, 2007 to fulfill those registration rights, excluding those of the July 31, 2007 third party investors, and including the registration rights granted to our pre-IPO investors for which a registration statement had been previously filed on January 31, 2007, and to which this prospectus relates pursuant to Rule 429, as promulgated under the Securities Act. We have filed a registration statement to fulfill the registration rights of the third party investors in the July 31, 2007 private placement. In addition to the above, we anticipate issuing additional common units in connection with various transactions (including restricted units to employees which are subject to forfeiture). The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

The common units sold hereunder will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of the securities outstanding; or

•	the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

Sales by affiliates under Rule 144 are also subject to specific manner of sale provisions, holding period requirements, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned his common units for at least six months would be entitled to sell without restriction, as long as we continue to provide appropriate public information, and who has beneficially owned his common units for at least one year, would be entitled to sell common units under Rule 144 without restriction.

The partnership agreement does not restrict our ability to issue any partnership securities at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read “The Partnership Agreement — Issuance of Additional Securities.”

We entered into a registration rights agreement with Eagle Rock Holdings in connection with its contribution to us of all of its limited and general partner interests in Eagle Rock Pipeline. In the registration rights agreement, we agreed, for the benefit of Eagle Rock Holdings, to register the common units it holds, the common units issuable upon conversion of the subordinated units that it holds and any common units or other equity securities issuable in exchange for the common units and subordinated units it holds. Specifically, we agreed:

•	subject to certain restrictions to file with the SEC, within 90 days after the receipt of a request by Eagle Rock Holdings, a registration statement (a “shelf registration statement”);

•	to use our commercially reasonable efforts to cause the shelf registration statement to become effective under the Securities Act within 180 days after the receipt of a request by Eagle Rock Holdings;

•

to continuously maintain the effectiveness of the shelf registration statement under the Securities Act until the common units covered by the shelf registration statement have been sold, transferred or otherwise disposed of:

•	pursuant to the shelf, or any other, registration statement;

•	pursuant to Rule 144 under the Securities Act;

•	to us or any of our subsidiaries; or

•	in a private transaction in which the transferor’s rights under the registration rights agreement are not assigned to the transferee of the common units.

Additionally, in connection with the Laser Acquisition and Montierra Acquisition and the related private placement of our common units, we registered such units for resale by filing a registration statement with a prospectus dated December 11, 2007. In connection with the private placement of our common units completed on July 31, 2007 related to the EAC and Redman acquisitions, we also registered such units for resale by filing a registration statement with a prospectus dated January 11, 2008.

Under our partnership agreement, our general partner and its affiliates have the right to cause us to register under the Securities Act and state securities laws the offer and sale of any common units, subordinated units or other partnership securities that they hold. Subject to the terms and conditions of our partnership agreement, these registration rights allow our general partner and its affiliates or their assignees holding any units or other partnership securities to require registration of any of these units or other partnership securities and to include them in a registration by us of other units, including units offered by us or by any unitholder. Our general partner will continue to have these registration rights for two years following its withdrawal or removal as our general partner. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and fees. Except as described below, our general partner and its affiliates may sell their units or other partnership interests in private transactions at any time, subject to compliance with applicable laws.

MATERIAL TAX CONSEQUENCES

This section is a discussion of the material U.S. federal income tax considerations that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is the opinion of Thompson & Knight LLP, counsel to our general partner and us, as to all material tax matters and all legal conclusions insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to “us” or “we” are references to Eagle Rock Energy Partners, L.P. and our operating company.

The following discussion does not comment on all federal income tax matters affecting us or the unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs) or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Thompson & Knight LLP and are, to the extent noted herein, based on the accuracy of the representations made by us.

No ruling has been or will be requested from the IRS regarding any matter affecting us or prospective unitholders. Instead, we will rely on opinions of Thompson & Knight LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to our unitholders and our general partner and thus will be borne indirectly by our unitholders and our general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Thompson & Knight LLP has not rendered an opinion with respect to the following specific federal income tax issues: (1) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); (3) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “ — Tax Treatment of Operations — Depletion Deductions”); and (4) whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, marketing and storage of crude oil, natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. For our previous tax years, 2006 and 2007, not less than 90% of our gross income was qualifying income. We estimate that not less than 90% of our current gross income is qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and our general partner and a review of the applicable legal authorities, Thompson & Knight LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income may change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Thompson & Knight LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we will be classified as a partnership and our operating companies will be disregarded as entities separate from us for federal income tax purposes.

In rendering its opinion, Thompson & Knight LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Thompson & Knight LLP has relied are:

(a) Neither we nor our operating companies have elected nor will elect to be treated as a corporation; and

(b) For each taxable year of the Partnership beginning with 2006, 90% or more of our gross income has been or will be income that Thompson & Knight LLP will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Thompson & Knight LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Eagle Rock Energy Partners, L.P. will be treated as partners of Eagle Rock Energy Partners, L.P. for federal income tax purposes. Also:

•	assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and

•

unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Eagle Rock Energy Partners, L.P. for federal income tax purposes. As there is no direct or indirect controlling authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Thompson & Knight LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been loaned to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “ — Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in Eagle Rock Energy Partners, L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income. We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions. Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “ — Disposition of Common Units.” Any reduction in a unitholder’s share of our liabilities for which no partner, including the general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depletion and depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Ratio of Taxable Income to Distributions

We estimate that a purchaser of our common units who holds those common units through the record date for distributions for the period ending December 31, 2008, will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be less than the cash distributed to the unitholder with respect to that period. We anticipate that thereafter, the ratio of allocable taxable income to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will be sufficient to make estimated distributions on all common units and other assumptions with respect to capital expenditures, cash flow, net working capital and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units. For example, the ratio of allocable taxable income to cash distributions to a purchaser of common units in this offering will be greater, and perhaps substantially greater, than our estimate with respect to the period described above if:

•

gross income from operations exceeds the amount required to make quarterly distributions on all units at the minimum quarterly distribution rate, yet we only distribute the minimum quarterly distribution on all units; or

•

we make a future offering of common units and use the proceeds of the offering in a manner that does not produce substantial additional deductions during the period described above, such as to repay indebtedness outstanding at the time of this offering or to acquire property that is not eligible for depletion, depreciation or amortization for federal income tax purposes or that is depletable, depreciable or amortizable at a rate significantly slower than the rate applicable to our assets at the time of this offering.

Basis of Common Units. A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by depletion deductions taken by him to the extent such deductions do not exceed his proportionate share of the adjusted tax basis of the underlying producing properties, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt that is recourse to our general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses. The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities. Moreover, a unitholder’s at risk amount will decrease by the amount of the unitholder’s depletion deductions and will increase to the extent of the amount by which the unitholder’s percentage depletion deductions with respect to our property exceed the unitholder’s share of the basis of that property.

The at risk limitation applies on an activity-by-activity basis, and in the case of natural gas and oil properties, each property is treated as a separate activity. Thus, a taxpayer’s interest in each oil of gas property is generally required to be treated separately so that a loss from any one property would be limited to the at risk amount for that property and not the at risk amount for all the taxpayer’s natural gas and oil properties. It is uncertain how this rule is implemented in the case of multiple natural gas and oil properties owned by a single entity treated as a partnership for federal income tax purposes. However, for taxable years ending on or before the date on which further guidance is published, the IRS will permit aggregation of oil or gas properties we own in computing a unitholder’s at risk limitation with respect to us. If a unitholder must compute his at risk amount separately with respect to each oil or gas property we own, he may not be allowed to utilize his share of losses or deductions attributable to a particular property even though he has a positive at risk amount with respect to his units as a whole.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. If we dispose of all or only part of our interest in an oil or gas property, unitholders will be able to offset their suspended passive activity losses from our activities against the gain, if any, on the disposition. Any previously suspended losses in excess of the amount of gain recognized will remain suspended. Notwithstanding whether a natural gas and oil property is a separate activity, passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions. The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections. If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or our general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction. In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among our general partner and the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units, or incentive distributions are made to our general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of property contributed to us by the general partner and its affiliates, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in our initial offering of common units or their assignees will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in such amount and manner as is needed to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect.

In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow; and

•	the rights of all the partners to distributions of capital upon liquidation.

Thompson & Knight LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales. A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Thompson & Knight LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is actively studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax. Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates. In general, the highest effective United States federal income tax rate for individuals is currently 35.0% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15.0% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election. We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election will generally permit us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Where the remedial allocation method is adopted (which we will adopt as to property other than certain goodwill properties), the Treasury Regulations under Section 743 of the Internal Revenue Code require a portion of the Section 743(b) adjustment that is attributable to recovery property under Section 168 of the Internal Revenue Code to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, the general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with the Treasury Regulations. Please read “— Uniformity of Units.”

Although Thompson & Knight LLP is unable to opine as to the validity of this approach because there is no controlling authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation 1.197-2(g)(3). To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer, or if we distribute property and have a substantial basis reduction. Generally a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by us to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year. We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Depletion Deductions. Subject to the limitations on deductibility of losses discussed above, unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to our natural gas and oil interests. Although the Internal Revenue Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, we intend to furnish each of our unitholders with information relating to this computation for federal income tax purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Internal Revenue Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative products or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between natural gas and oil production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000 barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is indefinite.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (i) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (ii) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by us of some or all of our natural gas and oil interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by our partnership, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. We encourage each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Initial Tax Basis, Depreciation and Amortization. The tax basis of our assets will be used for purposes of computing depreciation, depletion and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders holding interests in us prior to the offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. We are not entitled to any amortization deductions with respect to any goodwill conveyed to us on formation. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us. The underwriting discounts and fees we have incurred will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties. The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the initial tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss. Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash or other property received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than one year will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation or depletion recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables and inventory items may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees. In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month, which we refer to in this prospectus as the “Allocation Date.” However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Thompson & Knight LLP is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements. A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination. We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6) and Treasury Regulation Section 1.197-2(g)(3). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets, and Treasury Regulation Section 1.197-2(g)(3). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income.

A substantial portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” which is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures. We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will in all cases yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Thompson & Knight LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. Our partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting. Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a)	the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b)	whether the beneficial owner is:

1.	a person that is not a United States person;

2.	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or

3.	a tax-exempt entity;

(c)	the amount and description of units held, acquired or transferred for the beneficial owner; and

(d)	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties. An additional tax equal to 20% of the amount of any portion of an under payment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000. The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1)	for which there is, or was, “substantial authority”; or

(2)	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which we do not believe includes us.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. We own property or do business in several states. Many of these states currently impose a personal income tax on individuals. We may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections. “Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as United States federal tax returns, that may be required of him. Thompson & Knight LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN EAGLE ROCK ENERGY PARTNERS, L.P.

BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

•

whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return. Please read “Material Tax Consequences — Tax-Exempt Organizations and Other Investors.”

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

(a) the equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

(b) the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(c) there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

Our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

PLAN OF DISTRIBUTION

We are registering the common units on behalf of the selling unitholders to allow for sales of our common units by our selling unitholders. A selling unitholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common units to be made directly through agents. As used in this prospectus, “selling unitholders” includes donees and pledgees selling common units received from a named selling unitholder after the date of this prospectus.

Under this prospectus, the selling unitholders intend to offer our securities to the public:

•	through one or more broker-dealers;

•	through underwriters; or

•	directly to investors.

The selling unitholders may price the common units offered from time to time:

•	at fixed prices;

•	at market prices prevailing at the time of any sale under this registration statement;

•	at prices related to prevailing market prices;

•	varying prices determined at the time of sale; or

•	at negotiated prices.

We will pay the costs and expenses of the registration and offering of the common units offered hereby. We will not pay any underwriting fees, discounts and selling commissions allocable to each selling unitholder’s sale of its respective common units, which will be paid by the selling unitholders. We will not receive any proceeds from the sale of common units offered hereby. Broker-dealers may act as agent or may purchase securities as principal and thereafter resell the securities from time to time:

•	in or through one or more transactions (which may involve crosses and block transactions) or distributions;

•	on the NASDAQ Global Select Market;

•	through the writing of options;

•	in the over-the-counter market; or

•	in private transactions.

Broker-dealers or underwriters may receive compensation in the form of underwriting discounts or commissions and may receive commissions from purchasers of the securities for whom they may act as agents. If any broker-dealer purchases the securities as principal, it may effect resales of the securities from time to time to or through other broker-dealers, and other broker-dealers may receive compensation in the form of concessions or commissions from the purchasers of securities for whom they may act as agents.

To the extent required, the names of the specific managing underwriter or underwriters, if any, as well as other important information, will be set forth in prospectus supplements. In that event, the discounts and commissions the selling unitholders will allow or pay to the underwriters, if any, and the discounts and commissions the underwriters may allow or pay to dealers or agents, if any, will be set forth in, or may be calculated from, the prospectus supplements. Any underwriters, brokers, dealers and agents who participate in any sale of the securities may also engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

In addition, the selling unitholders have advised us that they may sell common units in compliance with Rule 144, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

In connection with offerings under this resale registration and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions which stabilize or maintain the market price of the securities at levels above those which might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position, potentially a naked short position, in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

VALIDITY OF THE COMMON UNITS

The validity of the common units will be passed upon for us by Thompson & Knight, LLP, Houston, Texas.

EXPERTS

The financial statements of ONEOK Texas Field Services, L.P. for the eleven months ended November 30, 2005 incorporated in this prospectus from the Eagle Rock Energy Partners, L.P. annual report on Form 10-K for the year ended December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the acquisition of ONEOK Texas Field Services, L.P. on December 1, 2005, which is incorporated herein by reference). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Eagle Rock Energy GP, L.P. as of December 31, 2007, incorporated in this prospectus from the Eagle Rock Energy Partners, L.P. current report on Form 8-K filed on April 17, 2008, has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Eagle Rock Energy Partners, L.P. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 incorporated in this prospectus from the Partnership’s Form 10-K for the year ended December 31, 2007 and the effectiveness of the Partnership’s internal control over financial reporting as of December 31, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference (which report expressed an unqualified opinion on the consolidated financial statements and expressed an adverse opinion on the effectiveness of internal control over financial reporting due to material weaknesses). Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Escambia Asset Co. LLC and Escambia Operating Co. LLC as of March 31, 2007 and December 31, 2006 and for the three-month period ended March 31, 2007 and the period from inception (May 5, 2006) through December 31, 2006, incorporated by reference in this prospectus from the Eagle Rock Energy Partners, L.P. current report on Form 8-K/A filed on October 11, 2007, have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, (the report contains an explanatory paragraph regarding the correction of errors), incorporated herein by reference, given on the authority of said firm as expert in accounting and auditing.

The consolidated financial statements of Laser Midstream Energy, LP and subsidiaries as of December 31, 2006 and 2005 and for the year ended December 31, 2006 and the period from April 14, 2005 (inception) to December 31, 2005, incorporated in this prospectus from the Eagle Rock Energy Partners, L.P. current report on Form 8-K/A filed on November 2, 2007, have been audited by Hein & Associates LLP, an independent auditor, as stated in their report, which is incorporated herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The purchase price allocations for the Laser Acquisition and the EAC Acquisition, both completed in 2007 and described in our annual report on Form 10-K for the year ended December 31, 2007, were completed with the assistance of K.E. Andrews & Company, a third-party valuation specialist.

The information included in this prospectus or incorporated by reference into this prospectus regarding estimated quantities of proved reserves and their present value is based, in part, on estimates of the proved reserves and present values of proved reserves as of December 31, 2007 based on a reserve report as of December 31, 2007 prepared by Cawley, Gillespie & Associates, Inc., independent petroleum engineers. These estimates are included in this prospectus in reliance upon the authority of the firm as experts in these matters.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-3 (No. 333-147244), with respect to the common units offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other documents are summaries of the material terms of the contract or document. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this document. Our business, financial condition, results of operations and prospects may have changed since that date. Any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and to the common units offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site that contains reports, proxy and information statements and other information that is filed electronically with the SEC. The web site can be accessed at www.sec.gov.

We are required to comply with the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, accordingly, we file current reports on Form 8-K, quarterly reports on Form 10-Q, annual reports on Form 10-K, proxy statements and other information with the SEC. Those reports, proxy statements and other information will be available for inspection and copying at the public reference facilities and internet site of the SEC referred to above.

We have elected to “incorporate by reference” certain information into this prospectus, which means we can disclose important information to you by referring you to another document filed with the SEC. The information incorporated by reference is deemed to be part of this prospectus. Please read “Incorporation by Reference.” You should only rely on the information contained in this prospectus and incorporated by reference in it. We have not authorized anyone to provide you with any additional information.

INCORPORATION BY REFERENCE

We are incorporating by reference in this prospectus information we file with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information that we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information in those documents that is deemed by the rules of the SEC to be furnished not filed, until we close this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on April 1, 2008.

•	Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2008, filed with the SEC on May 9, 2008, and for the quarter ended June 30, 2008, filed with the SEC on August 8, 2008.

•

Our Current Reports on Form 8-K filed with the SEC on February 21, 2008, March 13, 2008, April 4, 2008, April 17, 2008, April 17, 2008, April 21, 2008, May 1, 2008, May 15, 2008, July 28, 2008, July 31, 2008, August 12, 2008, August 19, 2008 and August 22, 2008.

•	Current Reports on Form 8-K/A filed on October 11, 2007 and November 2, 2007.

•	The description of our common units set forth in our Form 8-A filed with the SEC on September 12, 2006.

Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference are available by accessing our website at www.eaglerockenergy.com.

Additionally, the documents incorporated by reference in this prospectus are also available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. Requests for such copies should be directed to the following:

Eagle Rock Energy Partners, L.P.

16701 Greenspoint Park Drive, Suite 200

Houston, Texas 77060

Telephone Number: (281) 408-1200

Attention: General Counsel

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses expected to be incurred in connection with the registration of the securities registered offered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASDAQ additional listing fee, the amounts set forth below are estimates.

SEC registration fee	$—	*
Printing and engraving expenses	5,000
NASDAQ additional listing fee	5,000
Fees and expenses of legal counsel	75,000
Accounting fees and expenses	75,000
Transfer agent and registrar fees	5,000
Miscellaneous	5,000

Total	$170,000

*	Paid previously.

Item 15.	Indemnification of Directors and Officers.

The section of the prospectus entitled “The Partnership Agreement — Indemnification” discloses that we will generally indemnify officers, directors and affiliates of the general partner to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other persons from and against all claims and demands whatsoever.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description
2.1	Partnership Interests Purchase and Contribution Agreement By and Among Laser Midstream Energy II, LP, Laser Gas Company I, LLC, Laser Midstream Company, LLC, Laser Midstream Energy, LP, and Eagle Rock Energy Partners, L.P., dated as of March 30, 2007 (incorporated by reference to Exhibit 2.1 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.2	Partnership Interests Contribution Agreement By and Among Montierra Minerals & Production, L.P., NGP Minerals, L.L.C. (Montierra Management LLC) and Eagle Rock Energy Partners, L.P., dated as of March 31, 2007 (incorporated by reference to Exhibit 2.2 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.3	Asset Contribution Agreement By and Among NGP 2004 Co-Investment Income, L.P., NGP Co-Investment Income Capital Corp., NGP-VII Income Co-Investment Opportunity, L.P., and Eagle Rock Energy Partners, L.P., dated as of March 31, 2007 (incorporated by reference to Exhibit 2.3 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.4	Contribution and Sale Agreement By and Among Eagle Rock Energy Partners, L.P., Redman Energy Holdings, L.P. and Certain Other Parties Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 2.4 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

Exhibit Number	Description
2.5	Contribution and Sale Agreement By and Among Eagle Rock Energy Partners, L.P., Redman Energy Holdings II, L.P. and Certain Other Parties Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 2.5 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.6	Asset Contribution Agreement By and Among NGP Co-Investment Opportunities Fund II, L.P. and Eagle Rock Energy Partners, L.P., dated July 11, 2007 (incorporated by reference to Exhibit 2.6 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.7	Stock Purchase Agreement dated April 2, 2008 among Eagle Rock Energy Partners, L.P., Stanolind Holdings, L.P. and Stanolind Oil and Gas Corp. (incorporated by reference to Exhibit 2.8 of the registrant’s current report on Form 8-K filed with the commission on April 4, 2008)

3.1	Certificate of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.2	First Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

3.3	Certificate of Limited Partnership of Eagle Rock Energy GP, L.P. (incorporated by reference to Exhibit 3.3 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.4	Limited Partnership Agreement of Eagle Rock Energy GP, L.P. (incorporated by reference to Exhibit 3.4 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.5	Certificate of Formation of Eagle Rock Energy G&P, LLC (incorporated by reference to Exhibit 3.5 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.6	Second Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC (incorporated by reference to Exhibit 3.2 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

4.1	Registration Rights Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P. and the Purchasers listed thereto (incorporated by reference to Exhibit 4.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

4.3	Registration Rights Agreement between Eagle Rock Energy Partners, L.P. and Eagle Rock Holdings, L.P. (incorporated by reference to Exhibit 4.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

4.4	Form of Common Unit Certificate (included as Exhibit A to the Amended and Restated Partnership Agreement of Eagle Rock Energy Partners, L.P., which is included as Appendix A to the Prospectus) (incorporated by reference to Exhibit 3.2 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

4.5	Registration Rights Agreement dated May 2, 2007, among Eagle Rock Energy Partners, L.P. and the purchasers listed thereto (incorporated by reference to Exhibit 4.5 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.6	Registration Rights Agreement dated July 31, 2007, among Eagle Rock Energy Partners, L.P. and the purchasers listed thereto (incorporated by reference to Exhibit 4.6 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.7	Registration Rights Agreement dated April 30, 2007, between Eagle Rock Energy Partners, L.P. and NGP-VII Income Co-Investment Opportunities, L.P. (incorporated by reference to Exhibit 4.7 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.8	Registration Rights Agreement dated April 30, 2007, between Eagle Rock Energy Partners, L.P. and Montierra Minerals & Production, L.P. (incorporated by reference to Exhibit 4.8 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

5.1*	Opinion of Thompson & Knight LLP as to legality of the securities being registered

Exhibit Number	Description
8.1*	Opinion of Thompson & Knight LLP relating to tax matters

10.1	Amended and Restated Credit and Guaranty Agreement (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.2	Omnibus Agreement (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

10.3	Form of Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.4	Sale, Contribution and Exchange Agreement by and among the general and limited partners of Midstream Gas Services, L.P., Eagle Rock Energy Services, L.P. and Eagle Rock Pipeline, L.P. (incorporated by reference to Exhibit 10.4 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.5†	Natural Gas Liquids Exchange Agreement by and between ONEOK Hydrocarbon, L.P. and ONEOK Texas Field Services, L.P. (incorporated by reference to Exhibit 10.5 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.6	Gas Sales and Purchase Agreement between MC Panhandle, Inc. (Chesapeake Energy Marketing Inc.) and MidCon Gas Services Corp. (Eagle Rock Field Services, L.P.) (incorporated by reference to Exhibit 10.6 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.7	Brookeland Gas Facilities Gas Gathering and Processing Agreement between Union Pacific Resources Company (Anadarko E&P Company LP) and Sonat Exploration Company (Eagle Rock Field Services, L.P.) (incorporated by reference to Exhibit 10.7 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.8†	Minimum Volume Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC (incorporated by reference to Exhibit 10.8 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.9†	Gas Purchase Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC (incorporated by reference to Exhibit 10.9 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.10	Gas Purchase Contract between Warren Petroleum Company (Eagle Rock Field Services, L.P.) and Wallace Oil & Gas, Inc. (Cimarex Energy Co.) (incorporated by reference to Exhibit 10.10 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.11	Contribution, Conveyance and Assumption Agreement (incorporated by reference to Exhibit 10.3 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

10.12	Employment Agreement dated August 2, 2006 between Eagle Rock Energy G&P, LLC and Richard W. FitzGerald (incorporated by reference to Exhibit 10.12 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.13	Base Contract for Sale and Purchase of Natural Gas between Eagle Rock Field Services, L.P. and Odyssey Energy Services, LLC (incorporated by reference to Exhibit 10.13 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.14	Common Unit Purchase Agreement By and Among Eagle Rock Energy Partners, L.P. and The Purchasers Named Therein, dated March 30, 2007 (incorporated by reference to Exhibit 10.14 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

10.15	Common Unit Purchase Agreement By and Among Eagle Rock Energy Partners, L.P. and The Purchasers Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 10.15 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

Exhibit Number	Description
10.16	Severance Agreement with former executive officer (incorporated by reference to Exhibit 10.16 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

10.17	Form of Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 of the Form 8-K filed with the Commission on May 22, 2007)

10.18	Credit Agreement dated December 13, 2007 among Eagle Rock Energy Partners, L.P. and Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, and BNP Paribas, as co-documentation agents, and the other lenders who are parties thereto (incorporated by reference to Exhibit 10.17 of the Form 8-K filed with the Commission on December 13, 2007)

10.19	First Amendment to Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.20	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan February 15, 2008 to August 14, 2008 (incorporated by reference to Exhibit 10.20 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.21	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan August 15, 2008 to February 14, 2009 (incorporated by reference to Exhibit 10.21 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.22	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan for periods between February 15, 2009 to August 14, 2009 (incorporated by reference to Exhibit 10.22 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

21.1	List of Subsidiaries of Eagle Rock Energy Partners, L.P. (filed previously)

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5*	Consent of K.E. Andrews & Company

23.6*	Consent of BDO Seidman, LLP

23.7*	Consent of Hein & Associates LLP

24.1	Power of Attorney (contained signature page of original filing)

*	Filed herewith

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing the Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 22, 2008.

EAGLE ROCK ENERGY PARTNERS, L.P.

By:	Eagle Rock Energy GP, L.P., its general partner

By:	Eagle Rock Energy G&P, LLC, its general partner

By:	/S/ JOSEPH A. MILLS
Name:	Joseph A. Mills
Title:	Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date
/S/ JOSEPH A. MILLS Joseph A. Mills	Chief Executive Officer (Principal Executive Officer)	August 22, 2008

/S/ ALFREDO GARCIA Alfredo Garcia	Senior Vice President, Corporate Development and Interim Chief Financial Officer (Principal Financial and Accounting Officer)	August 22, 2008

/S/ * Kenneth A. Hersh	Director	August 22, 2008

/S/ * William J. Quinn	Director	August 22, 2008

/S/ * Philip B. Smith	Director	August 22, 2008

/S/ * William A. Smith	Director	August 22, 2008

/S/ * John A. Weinzierl	Director	August 22, 2008

/S/ * William K. White	Director	August 22, 2008

*/S/ JOSEPH A. MILLS Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
2.1	Partnership Interests Purchase and Contribution Agreement By and Among Laser Midstream Energy II, LP, Laser Gas Company I, LLC, Laser Midstream Company, LLC, Laser Midstream Energy, LP, and Eagle Rock Energy Partners, L.P., dated as of March 30, 2007 (incorporated by reference to Exhibit 2.1 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.2	Partnership Interests Contribution Agreement By and Among Montierra Minerals & Production, L.P., NGP Minerals, L.L.C. (Montierra Management LLC) and Eagle Rock Energy Partners, L.P., dated as of March 31, 2007 (incorporated by reference to Exhibit 2.2 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.3	Asset Contribution Agreement By and Among NGP 2004 Co-Investment Income, L.P., NGP Co-Investment Income Capital Corp., NGP-VII Income Co-Investment Opportunity, L.P., and Eagle Rock Energy Partners, L.P., dated as of March 31, 2007 (incorporated by reference to Exhibit 2.3 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.4	Contribution and Sale Agreement By and Among Eagle Rock Energy Partners, L.P., Redman Energy Holdings, L.P. and Certain Other Parties Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 2.4 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.5	Contribution and Sale Agreement By and Among Eagle Rock Energy Partners, L.P., Redman Energy Holdings II, L.P. and Certain Other Parties Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 2.5 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.6	Asset Contribution Agreement By and Among NGP Co-Investment Opportunities Fund II, L.P. and Eagle Rock Energy Partners, L.P., dated July 11, 2007 (incorporated by reference to Exhibit 2.6 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

2.7	Stock Purchase Agreement dated April 2, 2008 among Eagle Rock Energy Partners, L.P., Stanolind Holdings, L.P. and Stanolind Oil and Gas Corp. (incorporated by reference to Exhibit 2.8 of the registrant’s current report on Form 8-K filed with the commission on April 4, 2008)

3.1	Certificate of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.2	First Amended and Restated Agreement of Limited Partnership of Eagle Rock Energy Partners, L.P. (incorporated by reference to Exhibit 3.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

3.3	Certificate of Limited Partnership of Eagle Rock Energy GP, L.P. (incorporated by reference to Exhibit 3.3 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.4	Limited Partnership Agreement of Eagle Rock Energy GP, L.P. (incorporated by reference to Exhibit 3.4 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.5	Certificate of Formation of Eagle Rock Energy G&P, LLC (incorporated by reference to Exhibit 3.5 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

3.6	Second Amended and Restated Limited Liability Company Agreement of Eagle Rock Energy G&P, LLC (incorporated by reference to Exhibit 3.2 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

4.1	Registration Rights Agreement dated March 27, 2006, among Eagle Rock Pipeline, L.P. and the Purchasers listed thereto (incorporated by reference to Exhibit 4.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

4.3	Registration Rights Agreement between Eagle Rock Energy Partners, L.P. and Eagle Rock Holdings, L.P. (incorporated by reference to Exhibit 4.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

4.4	Form of Common Unit Certificate (included as Exhibit A to the Amended and Restated Partnership Agreement of Eagle Rock Energy Partners, L.P., which is included as Appendix A to the Prospectus) (incorporated by reference to Exhibit 3.2 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

Exhibit Number	Description
4.5	Registration Rights Agreement dated May 2, 2007, among Eagle Rock Energy Partners, L.P. and the purchasers listed thereto (incorporated by reference to Exhibit 4.5 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.6	Registration Rights Agreement dated July 31, 2007, among Eagle Rock Energy Partners, L.P. and the purchasers listed thereto (incorporated by reference to Exhibit 4.6 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.7	Registration Rights Agreement dated April 30, 2007, between Eagle Rock Energy Partners, L.P. and NGP-VII Income Co-Investment Opportunities, L.P. (incorporated by reference to Exhibit 4.7 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

4.8	Registration Rights Agreement dated April 30, 2007, between Eagle Rock Energy Partners, L.P. and Montierra Minerals & Production, L.P. (incorporated by reference to Exhibit 4.8 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

5.1*	Opinion of Thompson & Knight LLP as to legality of the securities being registered

8.1*	Opinion of Thompson & Knight LLP relating to tax matters

10.1	Amended and Restated Credit and Guaranty Agreement (incorporated by reference to Exhibit 3.1 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.2	Omnibus Agreement (incorporated by reference to Exhibit 10.1 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

10.3	Form of Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.3 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.4	Sale, Contribution and Exchange Agreement by and among the general and limited partners of Midstream Gas Services, L.P., Eagle Rock Energy Services, L.P. and Eagle Rock Pipeline, L.P. (incorporated by reference to Exhibit 10.4 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.5†	Natural Gas Liquids Exchange Agreement by and between ONEOK Hydrocarbon, L.P. and ONEOK Texas Field Services, L.P. (incorporated by reference to Exhibit 10.5 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.6	Gas Sales and Purchase Agreement between MC Panhandle, Inc. (Chesapeake Energy Marketing Inc.) and MidCon Gas Services Corp. (Eagle Rock Field Services, L.P.) (incorporated by reference to Exhibit 10.6 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.7	Brookeland Gas Facilities Gas Gathering and Processing Agreement between Union Pacific Resources Company (Anadarko E&P Company LP) and Sonat Exploration Company (Eagle Rock Field Services, L.P.) (incorporated by reference to Exhibit 10.7 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.8†	Minimum Volume Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC (incorporated by reference to Exhibit 10.8 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.9†	Gas Purchase Agreement between ONEOK Texas Field Services L.P. and Peak Operating of Texas, LLC (incorporated by reference to Exhibit 10.9 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.10	Gas Purchase Contract between Warren Petroleum Company (Eagle Rock Field Services, L.P.) and Wallace Oil & Gas, Inc. (Cimarex Energy Co.) (incorporated by reference to Exhibit 10.10 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

Exhibit Number	Description
10.11	Contribution, Conveyance and Assumption Agreement (incorporated by reference to Exhibit 10.3 of the registrant’s current report on Form 8-K filed with the Commission on October 31, 2006)

10.12	Employment Agreement dated August 2, 2006 between Eagle Rock Energy G&P, LLC and Richard W. FitzGerald (incorporated by reference to Exhibit 10.12 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.13	Base Contract for Sale and Purchase of Natural Gas between Eagle Rock Field Services, L.P. and Odyssey Energy Services, LLC (incorporated by reference to Exhibit 10.13 of the registrant’s registration statement on Form S-1 (File No. 333-134750))

10.14	Common Unit Purchase Agreement By and Among Eagle Rock Energy Partners, L.P. and The Purchasers Named Therein, dated March 30, 2007 (incorporated by reference to Exhibit 10.14 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

10.15	Common Unit Purchase Agreement By and Among Eagle Rock Energy Partners, L.P. and The Purchasers Named Therein, dated July 11, 2007 (incorporated by reference to Exhibit 10.15 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

10.16	Severance Agreement with former executive officer (incorporated by reference to Exhibit 10.16 of the registrant’s registration statement on Form S-1 (File No. 333-144938))

10.17	Form of Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.14 of the Form 8-K filed with the Commission on May 22, 2007)

10.18	Credit Agreement dated December 13, 2007 among Eagle Rock Energy Partners, L.P. and Wachovia Bank, National Association, as administrative agent and swingline lender, Bank of America, N.A., as syndication agent, HSH Nordbank AG, New York Branch, the Royal Bank of Scotland, plc, and BNP Paribas, as co-documentation agents, and the other lenders who are parties thereto (incorporated by reference to Exhibit 10.17 of the Form 8-K filed with the Commission on December 13, 2007)

10.19	First Amendment to Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.20	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan February 15, 2008 to August 14, 2008 (incorporated by reference to Exhibit 10.20 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.21	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan August 15, 2008 to February 14, 2009 (incorporated by reference to Exhibit 10.21 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

10.22	Form of Restricted Common Unit Award Agreement pursuant to the Eagle Rock Energy Partners, L.P. 2006 Long-Term Incentive Plan for periods between February 15, 2009 to August 14, 2009 (incorporated by reference to Exhibit 10.22 of the registrant’s current report on Form 8-K filed with the Commission on May 15, 2008)

21.1	List of Subsidiaries of Eagle Rock Energy Partners, L.P. (filed previously)

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Deloitte & Touche LLP

Exhibit Number	Description
23.4*	Consent of Cawley, Gillespie & Associates, Inc.

23.5*	Consent of K.E. Andrews & Company

23.6*	Consent of BDO Seidman, LLP

23.7*	Consent of Hein & Associates LLP

24.1	Power of Attorney (contained signature page of original filing)

*	Filed herewith

†	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.